                                                                   EXHIBIT 10.34

                                CREDIT AGREEMENT

                          DATED AS OF OCTOBER 11, 2006

                                      AMONG

                                   REIS, INC.,
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                                       AND

                        BANK OF MONTREAL, CHICAGO BRANCH,
                             AS ADMINISTRATIVE AGENT

                                   ----------

                              BMO CAPITAL MARKETS,
                                AS LEAD ARRANGER

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1. DEFINITIONS...................................................      1
   1.1   Certain Defined Terms...........................................      1
   1.2   Accounting Terms; Utilization of GAAP for Purposes of
         Calculations Under Agreement....................................     25
   1.3   Other Definitional Provisions and Rules of Construction.........     25

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS....................     26
   2.1   Commitments; Making of Loans; the Register; Notes...............     26
   2.2   Interest on the Loans...........................................     29
   2.3   Fees............................................................     34
   2.4   Repayments, Prepayments and Reductions in Revolving Loan
         Commitments; General Provisions Regarding Payments; Application
         of Proceeds of Collateral and Payments Under Guaranties.........     34
   2.5   Use of Proceeds.................................................     43
   2.6   Special Provisions Governing LIBOR Rate Loans...................     43
   2.7   Increased Costs; Taxes; Capital Adequacy........................     45
   2.8   Obligation of Lenders and Issuing Lender to Mitigate............     49
   2.9   Guaranties of and Security for the Obligations; Subrogation.....     49
   2.10  Reserved........................................................     50
   2.11  Replacement of a Lender.........................................     50

SECTION 3. LETTERS OF CREDIT.............................................     51
   3.1   Issuance of Letters of Credit and Lenders' Purchase of
         Participations Therein..........................................     51
   3.2   Letter of Credit Fees...........................................     53
   3.3   Drawings and Reimbursement of Amounts Drawn Under Letters of
         Credit..........................................................     54
   3.4   Obligations Absolute............................................     56
   3.5   Indemnification; Nature of Issuing Lender's Duties..............     57
   3.6   Increased Costs and Taxes Relating to Letters of Credit.........     58

SECTION 4 CONDITIONS TO LOANS AND LETTERS OF CREDIT......................     58
   4.1   Conditions to Closing...........................................     59
   4.2   Conditions to Initial Funding Date..............................     63
   4.3   Conditions to Merger Transaction Funding........................     66
   4.4   Conditions to All Loans.........................................     70

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
   4.5   Conditions to Letters of Credit.................................     71

SECTION 5 BORROWER'S REPRESENTATIONS AND WARRANTIES......................     71
   5.1   Organization, Powers, Qualification, Good Standing, Business and
         Subsidiaries....................................................     71
   5.2   Authorization of Borrowing, etc.................................     72
   5.3   Financial Condition.............................................     73
   5.4   No Material Adverse Change; No Restricted Junior Payments; No
         Indebtedness....................................................     73
   5.5   Title to Properties; Liens; Real Property; Intellectual
         Property........................................................     74
   5.6   Litigation; Compliance with Laws................................     76
   5.7   Payment of Taxes................................................     77
   5.8   Performance of Agreements; Material Contracts...................     77
   5.9   Governmental Regulation.........................................     77
   5.10  Securities Activities...........................................     77
   5.11  Employee Benefit Plans..........................................     78
   5.12  Certain Fees....................................................     78
   5.13  Environmental Protection........................................     78
   5.14  Employee Matters................................................     79
   5.15  Solvency........................................................     79
   5.16  Matters Relating to Collateral..................................     79
   5.17  Related Agreements..............................................     81
   5.18  Subordinated Indebtedness.......................................     81
   5.19  Deposit Accounts................................................     81
   5.20  Transactions with Shareholders and Affiliates...................     81
   5.21  Disclosure......................................................     82

SECTION 6. BORROWER'S AFFIRMATIVE COVENANTS..............................     82
   6.1   Financial Statements and Other Reports..........................     82
   6.2   Existence, etc..................................................     88
   6.3   Payment of Taxes and Claims; Tax................................     88
   6.4   Maintenance of Properties; Insurance; Application of Net
         Insurance/Condemnation Proceeds.................................     88
   6.5   Inspection Rights; Lender Meeting...............................     90
   6.6   Compliance with Laws............................................     91
   6.7   Environmental Matters...........................................     91

   6.8   Execution of Subsidiary Guaranty and Personal Property
         Collateral Documents After the Closing Date.....................     93
   6.9   Matters Relating to Additional Real Property Collateral.........     94
   6.10  Interest Rate Protection........................................     94
   6.11  Cash Management.................................................     94

SECTION 7 BORROWER'S NEGATIVE COVENANTS..................................     95
   7.1   Indebtedness....................................................     95
   7.2   Liens and Related Matters.......................................     95
   7.3   Investments; Acquisitions.......................................     97
   7.4   Contingent Obligations; Hedging Obligations.....................     97
   7.5   Restricted Junior Payments......................................     98
   7.6   Financial Covenants.............................................     98
   7.7   Restriction on Fundamental Changes; Asset Sales; Permitted
         Acquisitions....................................................    100
   7.8   Other Capital Expenditures......................................    102
   7.9   Transactions with Shareholders and Affiliates...................    103
   7.10  Sales and Lease-Backs...........................................    103
   7.11  Sale or Discount of Receivables.................................    103
   7.12  Conduct of Business.............................................    103
   7.13  Amendments or Waivers of Certain Agreements; Amendments of
         Documents Related to Subordinated Indebtedness..................    103
   7.14  Fiscal Year.....................................................    104

SECTION 8 EVENTS OF DEFAULT..............................................    104
   8.1   Failure to Make Payments When Due...............................    104
   8.2   Default in Other Agreements.....................................    105
   8.3   Breach of Certain Covenants.....................................    105
   8.4   Breach of Warranty..............................................    105
   8.5   Other Defaults Under Credit Documents...........................    105
   8.6   Involuntary Bankruptcy; Appointment of Receiver, etc............    105
   8.7   Voluntary Bankruptcy; Appointment of Receiver, etc..............    106
   8.8   Judgments and Attachments.......................................    106
   8.9   Dissolution.....................................................    107
   8.10  Employee Benefit Plans..........................................    107
   8.11  Material Adverse Effect.........................................    107
   8.12  Change in Control...............................................    107

   8.13  Invalidity of Credit Documents; Failure of Security; Repudiation
         of Obligations..................................................    107
   8.14  Certain Crimes..................................................    107

SECTION 9 ADMINISTRATIVE AGENT...........................................    108
   9.1   Appointment.....................................................    108
   9.2   Powers and Duties; General Immunity.............................    109
   9.3   Independent Investigation by Lenders; No Responsibility For
         Appraisal of Creditworthiness...................................    110
   9.4   Right to Indemnity..............................................    111
   9.5   Successor Administrative Agent..................................    111
   9.6   League Table Agents.............................................    111
   9.7   Collateral Documents and Guaranties.............................    111
   9.8   Administrative Agent May File Proofs of Claim...................    113

SECTION 10 MISCELLANEOUS.................................................    113
   10.1  Successors and Assigns; Assignments and Participations in Loans
         and Letters of Credit...........................................    113
   10.2  Expenses........................................................    116
   10.3  Indemnity.......................................................    117
   10.4  Set-Off; Security Interest in Deposit Accounts..................    118
   10.5  Ratable Sharing.................................................    118
   10.6  Amendments and Waivers..........................................    119
   10.7  Independence of Covenants.......................................    120
   10.8  Notices; Effectiveness of Signatures............................    120
   10.9  Survival of Representations, Warranties and Agreements..........    121
   10.10 Failure or Indulgence Not Waiver; Remedies Cumulative...........    121
   10.11 Marshalling; Payments Set Aside.................................    121
   10.12 Severability....................................................    121
   10.13 Obligations Several; Independent Nature of Lenders' Rights;
         Damage Waiver...................................................    121
   10.14 Release of Security Interest or Guaranty........................    122
   10.15 Applicable Law..................................................    122
   10.16 Construction of Agreement; Nature of Relationship...............    122
   10.17 Consent to Jurisdiction and Service of Process..................    123
   10.18 Waiver of Jury Trial............................................    123
   10.19 Confidentiality.................................................    124

   10.20 Counterparts; Effectiveness.....................................    125
   10.21 USA PATRIOT Act Notice..........................................    125


                        Signature pages S-1, S-2 and S-3

                                    EXHIBITS

I.    FORM OF NOTICE OF BORROWING
II.   FORM OF NOTICE OF CONVERSION/CONTINUATION
III.  FORM OF DELAYED DRAW TERM NOTES
IV.   FORM OF REVOLVING NOTES
V.    FORM OF COMPLIANCE CERTIFICATE
VI.   FORM OF ASSIGNMENT AGREEMENT
VII.  FORM OF FINANCIAL CONDITION CERTIFICATE
VIII. FORM OF SECURITY AGREEMENT
IX.   FORM OF SUBSIDIARY GUARANTY
X.    FORM OF PLEDGE AGREEMENT
XI.   FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
XII.  FORM OF MANAGEMENT FEE SUBORDINATION AGREEMENT
XIII. FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
XIV.  FORM OF ACCOUNTANTS' CERTIFICATE

                                    SCHEDULES

Schedule 1.1B       EBITDA
Schedule 2.1 Lender's Delayed Draw Term Loan Commitment/Lender's Revolving Loan Commitment
Schedule 4.1C       Pre-Merger Corporate and Capital Structure; Ownership;
                    Management
Schedule 4.3C       Post-Merger Corporate and Capital Structure; Ownership;
                    Management
Schedule 5.1        Jurisdictions; Subsidiaries
Schedule 5.5B       Real Property
Schedule 5.5C       Intellectual Property
Schedule 5.7        Payment of Taxes
Schedule 5.8        Material Contracts
Schedule 5.11       Employee Benefit Plans
Schedule 5.12       Certain Fees
Schedule 5.13       Environmental Matters
Schedule 5.16E      Collateral Information
Schedule 5.19       Deposit Accounts
Schedule 5.20       Permitted Affiliate Transactions
Schedule 7.1(iii)   Existing Indebtedness

                                   REIS, INC.

                                CREDIT AGREEMENT

     This CREDIT AGREEMENT is dated as of October 11, 2006, and entered into by, between and among REIS, INC., a Delaware corporation ("BORROWER"), BANK OF MONTREAL, CHICAGO BRANCH (in its individual capacity, "BANK OF MONTREAL"), for itself as Lender and as administrative agent for all Lenders (in such capacity, "ADMINISTRATIVE AGENT"), and THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF AS LENDERS (each individually referred to herein as a "LENDER" and, collectively, as "LENDERS").

                                    RECITALS

               WHEREAS, Borrower has requested that Lenders extend revolving and delayed draw term credit facilities to Borrower of up to Twenty Seven Million Dollars ($27,000,000) in the aggregate for (i) the consummation of the Merger Transaction; and (ii) the provisions of funds for other general corporate purposes of Borrower and other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

               WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Credit Documents by granting to Administrative Agent, for the benefit of Administrative Agent and the Lenders, a First Priority Lien on all of its existing and after-acquired real, personal and mixed property pursuant to this Agreement and the Collateral Documents, including, without limitation, a pledge of all of the Capital Stock of its direct and indirect Subsidiaries; and

               WHEREAS, as additional collateral security for the Loans, all of the equity owners of Borrower have agreed to grant to Administrative Agent, on behalf of Lenders, a First Priority Lien on all of their Capital Stock in Borrower;

               NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

          1.1  CERTAIN DEFINED TERMS.

               The following terms used in this Agreement shall have the following meanings:

               "ACQUISITION PRO FORMA" has the meaning set forth in subsection 7.7(iv)(b)(II).

               "ACQUISITION PROJECTIONS" has the meaning set forth in subsection 7.7(iv)(b)(III).

               "ADDITIONAL MORTGAGED PROPERTY" has the meaning set forth in subsection 6.9A.

               "ADDITIONAL MORTGAGE" has the meaning set forth in subsection
6.9A.

               "ADJUSTED LIBOR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (i) (A) the rate per annum (rounded upward to the nearest 1/100 of one percent) that appears on the Moneyline Telerate page 3750 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the London interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date or (B) if such rate is not available at such time for any reason, the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Bank of Montreal for Dollar deposits of amounts in same day funds comparable to the principal amount of the LIBOR Rate Loan of Bank of Montreal for which the LIBOR Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to one hundred percent (100%) minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

               "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

               "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

               "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

               "AFFILIATE," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

               "AGREEMENT" means this Credit Agreement dated as of October 11, 2006, as it may be amended, restated, supplemented or otherwise modified from time to time.

               "APPLICABLE MARGIN' has the meaning set forth in 2.2A.

               "APPROVED FUND" means a Fund that is administered or managed by
(i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

               "ASSET SALE" means the sale by Borrower, any other Credit Party or any of their respective Subsidiaries to any other Person of (i) any of the Capital Stock of any other Credit Party or any of their respective Subsidiaries to any other Person, (ii) substantially all of the assets of any division or line of business of Borrower, any other Credit Party or any of their respective Subsidiaries to any other Person, or (iii) any other assets (whether tangible or intangible) of Borrower, any other Credit Party or any of their respective Subsidiaries outside the ordinary course of business.

               "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of EXHIBIT VI annexed hereto.

               "BANK OF MONTREAL" has the meaning assigned to that term in the introduction to this Agreement.

               "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

               "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

               "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

               "BASE RATE MARGIN" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

               "BORROWER" has the meaning set forth in the introduction to this Agreement; provided that upon the consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), "Borrower" shall mean the surviving Merger Subsidiary in connection with the Merger Transaction.

               "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Illinois or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or any LIBOR Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

               "CAPITAL LEASE," as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

               "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

               "CASH" means money, currency or a credit balance in a Deposit Account.

               "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and (v) shares of any money market mutual fund that (a) has at least ninety-five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, (b) has net assets of not less than

Five Hundred Million Dollars ($500,000,000), and (c) has the highest rating obtainable from either S&P or Moody's.

               "CASH INTEREST EXPENSE" means, for Borrower and its Subsidiaries, for any period, Interest Expense for such period, excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

               "CHANGE OF CONTROL" means any of the following: (i) prior to the consummation of the Merger Transaction, WRP, Lloyd Lynford and Jon Garfield (including the heirs, distributes, legatees and estate of Lloyd Lynford and Jon Garfield) shall cease to, directly or indirectly, legally and beneficially own and control at least fifty-one percent (51%) of the issued and outstanding Capital Stock of Borrower; (ii) after the consummation of the Merger Transaction, the failure at any time of WRP to directly, legally and beneficially own and control one hundred percent (100%) of the issued and outstanding Capital Stock of Borrower; (iii) prior to the consummation of the Merger Transaction, the occurrence of a change in the compositions of the Governing Bodies of Borrower or any of its Subsidiaries such that a majority of the members of any such Governing Body are not Continuing Members; (iv) the failure at any time of Borrower to directly, legally and beneficially own and control one hundred percent (100%) of the issued and outstanding Capital Stock of any Subsidiary (except as provided below), or the failure at any time of Borrower to have the ability to elect all of the Governing Bodies of any Subsidiary (except as provided below); (v) prior to the consummation of the Merger Transaction, WRP, Lloyd Lynford and Jon Garfield and any representative of WRP, Lloyd Lynford and Jon Garfield reasonably acceptable to Administrative Agent hold less than forty-two percent (42%) of the seats on the Governing Bodies of Borrower or any Subsidiary of Borrower; or (vi) after the consummation of the Merger Transaction, WRP, a WRP Subsidiary or any representative of WRP reasonably acceptable to Administrative Agent hold less than one hundred percent (100%) of the seats on the Governing Bodies of Borrower or any Subsidiary of Borrower. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

               "CLOSING DATE" means October 11, 2006.

               "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

               "COLLATERAL DOCUMENTS" means the Pledge Agreement, the Security Agreement, the Mortgages, Leasehold Collateral Assignments, the Control Agreements and all other instruments or documents delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Administrative Agent, on behalf of Administrative Agent and the Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

               "COMMERCIAL LETTER OF CREDIT" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company in the ordinary course of business of Borrower or its Subsidiaries.

               "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

               "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT V annexed hereto.

               "CONTINGENT OBLIGATION," as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (iii) under Hedge Agreements, (iv) with respect to any off-balance sheet transaction, or (v) any earnout arrangement or agreement. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or
(2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

               "CONTINUING MEMBER" means, as of any date of determination any member of the Governing Body of Borrower or any other Credit Party or any of their respective Subsidiaries who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

               "CONTRACTUAL OBLIGATION," as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

               "CONTROL AGREEMENT" means any Deposit Account Control Agreement executed and delivered prior to, on or after the Closing Date, substantially in the form of EXHIBIT XI annexed hereto.

               "CREDIT DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower, any of the other Credit Parties or any of their Subsidiaries in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties, the Collateral Documents, and the Management Fee Subordination Agreement.

               "CREDIT PARTY" means each of Borrower and its Subsidiaries, if any, and "CREDIT PARTIES" means all such Persons, collectively.

               "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Borrower, any other Credit Party or any of their respective Subsidiaries is a party, all as amended, restated, supplemented or otherwise modified from time to time.

               "DEBT SERVICE" means, for Borrower and its Subsidiaries, for any period, the sum (without duplication) of the amounts for such period of (i) Cash Interest Expense, and (ii) scheduled principal payments (but not mandatory prepayments) on Total Debt (including rental payments in respect of Capital Leases and payments made pursuant to non-compete agreements to the extent included in Total Debt), all as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.

               "DELAYED DRAW TERM LOAN COMMITMENT" means the commitment of a Lender to make a Delayed Draw Term Loan to Borrower pursuant to subsection 2.1A(i), and "DELAYED DRAW TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

               "DELAYED DRAW TERM LOAN DRAWDOWN TERMINATION DATE" means June 30, 2007; provided further, however, that if no Event of Default or Potential Event of Default shall have occurred and be continuing and the Merger Transaction is not consummated by the Merger Transaction Termination Date in accordance with the terms and conditions hereof (including satisfaction of the conditions set forth in subsection 4.2), then, conditioned upon Borrower sending Administrative Agent written notice of its election to extend the Delayed Draw Term Loan Drawdown Termination Date at least ten (10) Business Days prior to June 30, 2007, and Borrower's payment of the additional extension fees set forth in subsection 2.3B, Borrower shall be permitted to extend the Delayed Draw Term Loan Drawdown Terminate Date to December 31, 2007, for all or a portion of the Delayed Draw Term Loan Commitment.

               "DELAYED DRAW TERM LOAN EXPOSURE," with respect to any Lender, means, as of any date of determination (i) prior to the initial funding of the Delayed Draw Term Loans, that Lender's Delayed Draw Term Loan Commitment, and
(ii), after the initial funding of the Delayed Draw Term Loans, the sum of the outstanding principal amount of the Delayed Draw Term Loan of that Lender and the remaining Delayed Draw Term Loan Commitment of that Lender, if any.

               "DELAYED DRAW TERM LOAN LENDER" means a Lender that has a Delayed Draw Term Loan Commitment and/or that has an outstanding Delayed Draw Term Loan.

               "DELAYED DRAW TERM LOANS" means the Delayed Draw Loans made by Lenders to Borrower pursuant to subsection 2.1A(i).

               "DELAYED DRAW TERM NOTE" means a promissory note of Borrower payable to any Lender, in the form of EXHIBIT III annexed hereto (as such promissory note may be amended, restated, supplemented, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrower to such Lender resulting from outstanding Delayed Draw Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

               "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

               "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

               "DOMESTIC SUBSIDIARY" means any Subsidiary of Borrower that is a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

               "EBITDA" means, for Borrower and its Subsidiaries, for any period, the sum, without duplication, of the amounts for such period of (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash expenses and charges (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), (vii) an amount not to exceed Four Hundred Thousand Dollars ($400,000) if received by Borrower from WRP and used solely to fund a portion of the salaries, compensation, benefits and other expenses of Lloyd Lynford and Jon Garfield, (viii) any transaction related costs and expenses in connection with (a) previous auction processes for the potential sale of Borrower, (b) the Merger Transaction, and (c) this Agreement, including any related legal, accounting, investment banking and other consulting costs and expenses, (ix) any litigation and settlement related costs and expenses incurred by Borrower from March 2006 through October 2006 not to exceed Two Hundred Sixty Thousand Dollars ($260,000), and (x) other addbacks reasonably acceptable to Administrative Agent in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000), but only, in the case of the foregoing clauses (ii) - (x), to the extent deducted in the calculation of Net Income, less (w) other non-cash revenue, income or gains added in the calculation of Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period), (x) non-recurring income unrelated to the customary operations of Borrower and its Subsidiaries added in the calculation of Net Income, (y) Management Fees, to the extent not already expensed, as if the same are accrued in accordance with other expenses of Borrower, and (z) to the extent not already expensed, Web Development and Database Expenditures, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided that the foregoing amounts shall be adjusted for the items described on SCHEDULE 1.1B annexed hereto to the extent such items are otherwise included in the calculation of EBITDA for the relevant period set forth in such Schedule, and any such adjustments for such items shall be in amounts not to exceed the respective amounts set forth on such Schedule.

               "ELIGIBLE ASSETS" has the meaning assigned to that term in subsection 2.4B(iii)(b).

               "ELIGIBLE ASSIGNEE" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank or financial institution organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof, which through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes under the Internal Revenue Code; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, which through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes under the Internal Revenue Code; provided that none of Borrower, any other Credit Parties or their respective Subsidiaries and Affiliates shall be an Eligible Assignee.

               "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by any or all of Borrower, its Subsidiaries or their respective ERISA Affiliates.

               "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

               "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any or all of Borrower and its Subsidiaries or any Facility.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

               "ERISA AFFILIATE," as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

               "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of Borrower, its Subsidiaries or their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of Borrower, its Subsidiaries or their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of any of Borrower, its Subsidiaries or their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Any of Borrower, its Subsidiaries or their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of Borrower, its Subsidiaries or their respective

ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

               "EVENT OF DEFAULT" means each of the events set forth in Section
8.

               "EXCESS CASH FLOW" means, for Borrower and its Subsidiaries, for any period, an amount (if positive) equal to the amount of EBITDA for such period minus the sum, without duplication, of the amounts for such period of (i) Debt Service, (ii) Other Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (iii) income taxes paid or accrued during such period by Borrower (including, on an after the consummation of the Merger Transaction, distributions to WRP for Borrower's and its Subsidiaries' share of WRP's consolidated income taxes), (iv) any unscheduled principal payments on Total Debt to the extent not included in Debt Service (but excluding any unscheduled principal payments on the Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced by a corresponding amount), and (v) other "cash" items added back to EBITDA pursuant to SCHEDULE 1.1B and pursuant to clauses (vii) through (x) in the definition of "EBITDA".

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

               "EXISTING SENIOR DEBT" means all Indebtedness of Borrower pursuant to (i) that certain Business Loan Agreement dated August 1, 2005, between Borrower and Commerce Bank, N.A., (ii) that certain Promissory Note dated August 1, 2005, in the original principal amount of Five Hundred Thousand Dollars ($500,000), issued by Borrower to Commerce Bank, N.A., (iii) that certain Business Loan Agreement dated October 11, 2005, between Borrower and Commerce Bank, N.A., (iv) that certain Promissory Note dated October 11, 2005, in the original principal amount of Seven Hundred Fifty Thousand Dollars ($750,000), issued by Borrower to Commerce Bank, N.A., and (v) all other Indebtedness and obligations under any other documents entered into by Borrower in connection with the foregoing and as all of the foregoing may have been amended from time to time.

               "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any or all of Borrower and its Subsidiaries or any of their respective predecessors or Affiliates.

               "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

               "FINAL MATURITY DATE" means September 30, 2012; provided that if the Merger Transaction is not consummated and on January 1, 2008, the total amount of the Loans borrowed hereunder plus the undrawn portion of the Revolving Loan Commitments is less than Ten Million Dollars ($10,000,000), then Borrower shall repay all Obligations owing by Borrower under this Agreement and the other Credit Documents no later than January 2, 2008, and all Commitments hereunder shall automatically terminate.

               "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

               "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral and
(ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.1(v)) to which such Collateral is subject.

               "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

               "FISCAL YEAR" means, prior to the consummation of the Merger Transaction, the fiscal year of Borrower and its Subsidiaries ending on October 31 of each calendar year, and from and after the consummation of the Merger Transaction, the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends. For the avoidance of doubt, "Fiscal Year" shall include any stub or partial periods resulting from any change in the fiscal year of Borrower and its Subsidiaries.

               "FIXED CHARGES" means, for Borrower and its Subsidiaries, for any period, the sum (without duplication) of the amounts for such period of (i) Debt Service, (ii) Other Capital Expenditures paid in Cash during such period (excluding, in the aggregate and for all periods, Web Development and Database Expenditures), (iii) income taxes paid or accrued during such period by Borrower (including distributions to WRP for Borrower's and its Subsidiaries' share of WRP's consolidated income taxes), and (iv) dividends, distributions, contributions or any other Restricted Junior Payments (excluding Management Fees that reduce EBITDA), all as determined on a consolidated basis for Borrower and its Subsidiaries.

               "FLOOD HAZARD PROPERTY" means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

               "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

               "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 115 South LaSalle Street, Chicago, Illinois 60603 or (ii) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Borrower and each Lender.

               "FUNDING DATE" means the date of the funding of a Loan.

               "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, accounting principles generally accepted in the United States of America set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

               "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company or other entity.

               "GOVERNMENTAL ACTS" has the meaning set forth in subsection 3.5A.

               "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

               "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to or filing with, any Government Authority.

               "GUARANTIES" means any and all Subsidiary Guaranties.

               "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "acutely hazardous waste," "radioactive waste," "biohazardous waste," "pollutant," "toxic pollutant," "contaminant," "restricted hazardous waste," "infectious waste," "toxic substances," or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

               "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

               "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

               "HISTORICAL FINANCIAL STATEMENTS" has the meaning set forth in subsection 7.7(iv).

               "INDEBTEDNESS," as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument including amounts payable as adjustment to the purchase price in connection with any permitted acquisition, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. For the purposes of subsection 7.6 and the determination of Total Leverage Ratio, Obligations under Interest Rate Agreements and Currency Agreements constitute
(X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases thereunder, Investments, and in neither case thereunder constitute Indebtedness.

               "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

               "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

               "INITIAL FUNDING DATE" means the earlier to occur of (i) the initial Funding Date of Revolving Loans to the extent permitted hereunder and
(ii) the Merger Transaction Funding Date.

               "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, websites, domain names, software, know-how and processes used in or necessary for the conduct of the business of any or all of Borrower and its Subsidiaries as currently conducted.

               "INTEREST EXPENSE" means, for Borrower and its Subsidiaries, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP; provided that Interest Expense shall be annualized through the first anniversary of the Merger Transaction Funding Date, and for purposes of determining Interest
Expense:

               (i) as of the last day of the first Fiscal Quarter ending after the Merger Transaction Funding Date, Interest Expense shall be deemed to equal Interest Expense for such Fiscal Quarter multiplied by 4;

               (ii) as of the last day of the second Fiscal Quarter ending after the Merger Transaction Funding Date, Interest Expense shall be deemed to equal Interest Expense for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by 2;

               (iii) as of the last day of the third Fiscal Quarter ending after the Merger Transaction Funding Date, Interest Expense shall be deemed to equal Interest Expense for such Fiscal Quarter and the immediately preceding two Fiscal Quarters multiplied by 4/3; and

               (iv) as of the last day of the fourth Fiscal Quarter ending after the Merger Transaction Funding Date and each Fiscal Quarter thereafter, Interest Expense shall equal Interest Expense for the period of the four consecutive Fiscal Quarters ending thereon;

               provided further, that for the first Fiscal Quarter ending after the Merger Transaction Funding Date, Interest Expense shall be adjusted to give pro forma effect to the Merger Transaction, as if it had been consummated on the first day of such Fiscal Quarter.

               "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in the case of any Interest Period longer than three (3) months, "Interest Payment Date" shall also include the date that is three (3) months after the commencement of such Interest Period.

               "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

               "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which any or all of Borrower and its Subsidiaries is a party, all as amended, restated, supplemented or otherwise modified from time to time.

               "INTEREST RATE DETERMINATION DATE," with respect to any Interest Period, means the second (2nd) Business Day prior to the first day of such Interest Period.

               "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

               "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by any or all of Borrower and its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Borrower), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Borrower from any Person other than a Credit Party, of any equity Securities of such Subsidiary,
(iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any or all of Borrower and its Subsidiaries to any other Person (other than Borrower and its Subsidiaries to the extent permitted hereunder), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

               "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

               "ISSUING LENDER" with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined in accordance with subsection 3.1B(ii).

               "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form.

               "LANDLORD CONSENT AND ESTOPPEL," with respect to any Material Leasehold Property, means a letter, certificate or other instrument in writing from the lessor under the related lease, satisfactory in form and substance to Administrative Agent.

               "LEASEHOLD COLLATERAL ASSIGNMENT," with respect to any Material Leasehold Property, means a Collateral Assignment of Leases from the applicable Credit Party that is the lessee under the related lease, reasonably satisfactory in form and substance to Administrative Agent.

               "LEASEHOLD PROPERTY" means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

               "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

               "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Letters of Credit issued or to be issued by Issuing Lenders for the account of Borrower pursuant to subsection 3.1.

               "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Borrower.

               "LIBOR RATE LOANS" means Loans bearing interest at rates determined by reference to the LIBOR Rate as provided in subsection 2.2A.

               "LIBOR RATE MARGIN" means the margin over the LIBOR Rate used in determining the rate of interest of LIBOR Rate Loans pursuant to subsection 2.2A.

               "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

               "LOAN" or "LOANS" means one or more of the Delayed Draw Term Loans, Revolving Loans or any combination thereof.

               "MANAGEMENT AGREEMENT" means the Management Agreement to be entered into by and between Borrower and WRP, in the form to be delivered to Administrative Agent prior to the Merger Transaction Funding Date, and as it may thereafter be amended, restated, supplemented or otherwise modified or replaced to the extent permitted by subsection 7.13A.

               "MANAGEMENT EMPLOYMENT AGREEMENTS" means the Employment Agreements between (i) Borrower and Lloyd Lynford dated October 11, 2006; and
(ii) Borrower and Jon Garfield dated October 11, 2006.

               "MANAGEMENT FEES" means all fees, compensation and other amounts payable to WRP or any Affiliate thereof (other than a Credit Party) for (i) management, consulting, advisory, monitoring or similar services provided to any of Borrower, its Subsidiaries or any other Credit Parties pursuant to the Management Agreement or otherwise payable by Borrower, any other Credit Parties or any of their respective Subsidiaries to any such Person on account of any management, consulting, advisory, monitoring or similar arrangements or services, including, without limitation, salaries, compensation, benefits and other expenses for Lloyd Lynford and Jon Garfield if employed and paid by WRP and other persons providing significant management services to Borrower, (ii) reimbursement or payment of any public company costs, fees and expenses (whether internal or external), and (iii) payment of allocated audit and Tax return preparation costs.

               "MANAGEMENT FEE SUBORDINATION AGREEMENT" means the Management Fee Subordination Agreement, among WRP, Borrower and Administrative Agent executed and delivered on the Closing Date in the form of EXHIBIT XII annexed hereto and as it may be amended, supplemented or otherwise modified from time to time to the extent permitted by subsection 7.13A.

               "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

               "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, assets or condition (financial or otherwise) of Borrower and its Subsidiaries on a consolidated basis, or (ii) a material impairment of the ability of any Credit Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

               "MATERIAL CONTRACTS" means (i) any of the Merger Documents, (ii) the Management Agreement, and (iii) any agreement, contract or other arrangement to which Borrower and any of its Subsidiaries is a party for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

               "MATERIAL LEASEHOLD PROPERTY" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of any or all of Borrower and its Subsidiaries.

               "MAXIMUM AGGREGATE DELAYED DRAW TERM LOAN COMMITMENT" has the meaning set forth in subsection 2.1A(i).

               "MAXIMUM LAWFUL RATE" has the meaning set forth in subsection
2.2G.

               "MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of October 11, 2006, among Borrower, WRP and the Merger Subsidiary.

               "MERGER DOCUMENTS" means the Merger Agreement, the disclosure schedules attached thereto, and all exhibits and other documents executed and delivered in connection with the Merger Agreement (whether on the date that the Merger Agreement is executed by the parties thereto or on or prior to the date that the Merger Transaction is consummated), as such Merger Documents may be amended from time to time.

               "MERGER SUBSIDIARY" means Reis Services, LLC, a Maryland limited liability company and wholly-owned Subsidiary of WRP.

               "MERGER TRANSACTION" means all of the merger and merger related transactions contemplated by the Merger Agreement and the other Merger Documents, including, without limitation, the merger of Borrower with and into the Merger Subsidiary on the Merger Transaction Funding Date.

               "MERGER TRANSACTION FUNDING DATE" means the date on which all of the conditions set forth in subsections 4.2 and 4.4 are satisfied and the Delayed Draw Term Loans are made and fully drawn in connection with the Merger Transaction.

               "MERGER TRANSACTION TERMINATION DATE" means the date that the Merger Agreement is terminated in accordance with its terms.

               "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Credit Party, in a form reasonably acceptable to Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, restated, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments, including any Additional Mortgages, collectively.

               "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

               "NET ASSET SALE PROCEEDS," with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two (2) years of the date of such Asset Sale as a result of any income or gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) reasonable out-of-pocket transaction fees and expenses incurred as a direct result of such Asset Sale, including reasonable legal and accounting fees, investment banking fees and brokerage or similar fees and expenses (other than fees and expenses payable to Borrower, any other Credit Party, any of their Subsidiaries or Affiliates).

               "NET INCOME" means, for Borrower and its Subsidiaries, for any period, the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than any or all of Borrower and its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any or all of Borrower and its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with any or all of Borrower and its Subsidiaries or that Person's assets are acquired by any or all of Borrower and its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses, and (vi) any asset impairment write-down or any write-up of any assets.

               "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by any Credit Party (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any or all of Borrower and its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any or all of Borrower and its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof.

               "NET SECURITIES PROCEEDS" means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by any or all of Borrower and its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Borrower.

               "NON-US LENDER" means a Lender that is not a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

               "NOTES" means, as the context may require, one or more of the Delayed Draw Term Notes, Revolving Notes or any combination thereof.

               "NOTICE OF BORROWING" means a notice substantially in the form of
EXHIBIT I annexed hereto.

               "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of EXHIBIT II annexed hereto.

               "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of EXHIBIT XIII annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

               "OBLIGATIONS" means all obligations of every nature of each Credit Party from time to time owed to Administrative Agent, Lenders or any of them (or any Person party to Interest Rate Agreements with any Credit Party and at the time of entry into such agreements such Person is a Lender or an Affiliate of a Lender) (a) under the Credit Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and (b) under any Hedging Agreements (which such Hedging Agreements are permitted hereunder) (all such obligations with respect to any such Hedging Agreements, "HEDGING OBLIGATIONS").

               "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

               "OFFICER'S CERTIFICATE," as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

               "OPERATING LEASE," as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

               "ORGANIZATIONAL DOCUMENTS" means the documents pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized, including, as applicable, certificates or articles of organization, formation or incorporation, bylaws, limited liability company or operating agreements, partnership agreements, or trust agreements.

               "OTHER CAPITAL EXPENDITURES" means, for Borrower and its Subsidiaries, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries or are otherwise treated as capital expenditures in accordance with GAAP (but excluding, in the aggregate and for all periods, all such expenditures made from the proceeds of insurance condemnation awards, the issuance of equity or the receipt of a capital contribution, and Web Development and Database Expenditures). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Other Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

               "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

               "PATRIOT ACT" means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

               "PATRIOT ACT DISCLOSURES" means all documentation and other information which the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

               "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

               "PERMITTED ACQUISITION" has the meaning set forth in subsection 7.7(iv).

               "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

               (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

               (ii) statutory Liens of landlords, Liens of collecting banks under applicable law on items in the course of collection, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

               (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

               (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

               (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of any or all of Borrower and its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

               (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not interfere in any material respect with the ordinary conduct of the business of any or all of Borrower and its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

               (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

               (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

               (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

               (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

               (xi) Liens granted pursuant to the Collateral Documents;

               (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any or all of Borrower and its Subsidiaries;

               (xiii) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business; and

               (xiv) licenses of patents, trademarks and other intellectual property rights granted by Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such Subsidiary.

               "PERMITTED PRODUCT DEVELOPMENT" means the development by Borrower and its Subsidiaries of products that may enhance or complement existing products of Borrower and its Subsidiaries. Any such products shall be (i) directly or indirectly related to: the gathering of real estate information; the valuation of real estate; the assessment of real estate loan or portfolio risk; or the information contained in the database of Borrower and its Subsidiaries that can be used to generate additional sales to existing or new customers; or
(ii) related to operating companies which have a real estate related component, including, but not limited to, hotels, retirement homes, or assisted living developments.

               "PERMITTED TAX DISTRIBUTIONS" means aggregate cash distributions by Borrower to WRP, in amounts not exceeding the amount of income taxes deemed payable by WRP to pay that portion of its estimated and final federal, state and local income tax liabilities attributable to the net income of Borrower and its Subsidiaries (taking into account any losses of such Subsidiaries or Borrower, as applicable, from prior periods which, for income Tax purposes and under applicable income Tax laws, are permitted to be applied by WRP to offset income attributable to such Subsidiaries or Borrower, in the current period). Such distributions to be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by WRP (and then, not more than fifteen (15) days prior to the due date of the taxes which are the subject of such distribution), except that an additional final distribution may be made after the final taxable income of such Subsidiaries or Borrower, as applicable, for any Fiscal Year has been determined; provided, that the maximum aggregate amount of Permitted Tax Distributions for any such period shall not exceed the product of (a) the taxable income of WRP attributable to the net income of the Borrower and its Subsidiaries (taking into account any losses of such Subsidiaries or Borrower, as applicable, from prior periods which, for income Tax purposes and under applicable income Tax laws, are permitted to be applied by WRP to offset income in the current period) for such period allocated to WRP, multiplied by (b) the highest marginal federal, state and local tax rates applicable to WRP.

               "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

               "PLEDGE AGREEMENT" means the Pledge Agreement executed and delivered on the Merger Transaction Funding Date by WRP (or a wholly-owned Subsidiary), or by all of the equity owners of Borrower if the Merger Transaction is not consummated by the Merger Transaction Termination Date, substantially in the form of EXHIBIT X annexed hereto, as such Pledge Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

               "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Security Agreement and Pledge Agreement.

               "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

               "PRIME RATE" means the rate that Bank of Montreal announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank of Montreal or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

               "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

               "PROPOSED INSURANCE REINVESTMENT PROCEEDS" has the meaning assigned to such term in subsection 6.4C(ii).

               "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Delayed Draw Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Delayed Draw Term Loan Exposure of that Lender by (y) the aggregate Delayed Draw Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Delayed Draw Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by
(y) the sum of the aggregate Delayed Draw Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in SCHEDULE 2.1 annexed hereto.

               "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

               "REAL ESTATE MARKET INFORMATION ASSETS" means information products and/or assets covering multifamily commercial and other real estate market information and any related market research, information and publishing assets in the United States of America, including, without limitation, proprietary databases, websites and online and print subscription services.

               "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned or held by any Credit Party in any real property.

               "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

               "REGISTER" has the meaning assigned to that term in subsection 2.1D.

               "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

               "RELATED AGREEMENTS" means, collectively, the Merger Documents, the Management Agreement and the Management Employment Agreements.

               "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

               "REQUISITE LENDERS" means Lenders having or holding more than sixty-six and two-thirds percent (66 2/3%) of the sum of the aggregate Delayed Draw Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

               "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding, except a dividend or distribution payable by a Subsidiary to the Borrower or another Subsidiary, or a dividend or distribution payable solely in shares of that class of Capital Stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any of Borrower or its Subsidiaries now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment of Management Fees.

               "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

               "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans to Borrower pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

               "REVOLVING LOAN EXPOSURE" means, with respect to any Revolving Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

               "REVOLVING LOANS" means the Loans made by Revolving Lenders to Borrower pursuant to subsection 2.1A(ii).

               "REVOLVING NOTE" means a promissory note of Borrower payable to any Revolving Lender, in the form of EXHIBIT IV annexed hereto (as such promissory note may be amended, restated, supplemented, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrower to such Revolving Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

               "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

               "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

               "SECURITY AGREEMENT" means the Security Agreement executed and delivered on the Closing Date, substantially in the form of EXHIBIT VIII annexed hereto, as such Security Agreement may thereafter be amended, restated, supplemented or otherwise modified from time to time.

               "SOLVENT," with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of any or all of Borrower and their Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of any or all of Borrower and their Subsidiaries, (iii) the obligations of third party insurers of any or all of Borrower and their Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of any or all of Borrower and their Subsidiaries, (v) performance, payment, deposit or surety obligations of any or all of Borrower and their Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, and (vi) earnest money escrow deposits in connection with Permitted Acquisitions.

               "SUBORDINATED INDEBTEDNESS" means any Indebtedness of any or all of Borrower or its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations including pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

               "SUBSIDIARY," with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

               "SUBSIDIARY GUARANTOR" means any Subsidiary of Borrower that executes and delivers a Subsidiary Guaranty from time to time after the Closing Date pursuant to subsection 6.8.

               "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty to be executed and delivered by additional Subsidiaries of Borrower from time to time after the Closing Date in accordance with subsection 6.8, substantially in the form of EXHIBIT IX annexed hereto, as such Subsidiary Guaranty may hereafter be amended, restated, supplemented or otherwise modified from time to time.

               "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

               "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender or Administrative Agent, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender or Administrative Agent is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender or Administrative Agent and such jurisdiction (other than any such connection arising solely from such Lender or Administrative Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Credit Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender or Administrative Agent is located.

               "TITLE COMPANY" means one or more title insurance companies selected by the Borrower and reasonably satisfactory to Administrative Agent.

               "TOTAL DEBT" means, for Borrower and its Subsidiaries, as at any date of determination, the sum without duplication of (i) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, (ii) the Letter of Credit Usage, and (iii) obligations under non-compete, consulting agreements, or other similar agreements or arrangements entered into in connection with acquisitions (to the extent entered in connection with an acquisition and representing or in the nature of deferred purchase price).

               "TOTAL LEVERAGE RATIO" means, for Borrower and its Subsidiaries, as at any date of determination, the ratio of (i) Total Debt as at such date to
(ii) EBITDA for the immediately preceding four Fiscal Quarter period most recently ended on or prior to such date, as adjusted in accordance with subsection 7.6D.

               "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

               "TRANSACTION COSTS" means the fees, costs and expenses payable by Borrower on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

               "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

               "UNDRAWN DELAYED DRAW TERM LOAN COMMITMENT" means the difference of Twenty Million Dollars ($20,000,000) minus the aggregate principal amount of Delayed Draw Term Loans made on or prior to the Delayed DRAW Term Loan Drawdown Termination Date.

               "US LENDER" means a Lender that is a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

               "WEB DEVELOPMENT AND DATABASE EXPENDITURES" means, for Borrower and its Subsidiaries, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by Borrower and its Subsidiaries during that period for web development and/or database costs, fees and expenses, irrespective of whether such expenditures are capitalized or expensed.

               "WRP" means Wellsford Real Properties, Inc., a Maryland corporation, whose name shall be changed to Reis, Inc. upon or following the consummation of the Merger Transaction.

          1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

               Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to subsections 6.1(ii), 6.1(iii) and 6.1(xiii) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(vi)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection
5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Borrower, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(vi).

          1.3  OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

                    A. Any of the terms defined herein may, unless the context otherwise specifically requires, be used in the singular or the plural, depending on the reference.

                    B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                    C. The use in any of the Credit Documents of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

          2.1  COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

               A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii).

          (i) Delayed Draw Term Loans. Each Lender that has a Delayed Draw Term Loan Commitment severally agrees to lend to Borrower on or before the Delayed Draw Term Loan Drawdown Termination Date, an amount not exceeding its Pro Rata Share of the aggregate amount of the Delayed Draw Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Delayed Draw Term Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto, and the aggregate amount of the Delayed Draw Term Loan Commitments is Twenty Million Dollars ($20,000,000) (the "MAXIMUM AGGREGATE DELAYED DRAW TERM LOAN COMMITMENT"); provided that the Delayed Draw Term Loan Commitments of Lenders at any given time shall be equal to the Maximum Aggregate Delayed Draw Term Loan Commitment reduced by the amount of voluntary reductions of the Delayed Draw Term Loan Commitment and the amount of the drawn Delayed Draw Term Loan Commitment, if any, and each Lender's Delayed Draw Term Loan Commitment shall be correspondingly reduced by its Pro Rata Share of the drawn Delayed Draw Term Loan Commitment amount; and provided further that the Delayed Draw Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Delayed Draw Term Loan Commitments pursuant to subsection 10.1B. Each Lender's Delayed Draw Term Loan Commitment shall expire immediately and without further action at the close of business on the Delayed Draw Term Loan Drawdown Termination Date. Prior to the Merger Transaction Termination Date, Borrower shall not be permitted to borrow the Delayed Draw Term Loans except in full on the Merger Transaction Funding Date to partially finance the "Cash Consideration" (as defined and used in the Merger Agreement) for the Merger Transaction. On and after the Merger Transaction Termination Date until the Delayed Draw Term Loan Drawdown Termination Date, subject to the terms and conditions herein, Borrower may borrow Delayed Draw Term Loans in connection with any Permitted Acquisitions, related transaction costs, Permitted Product Development and for general corporate purposes. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

          (ii) Revolving Loans. Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the Final Maturity Date, an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B; provided, however, prior to the Merger Transaction Termination Date, Five Million Dollars ($5,000,000) of the Revolving Loan Commitments shall be reserved to partially finance the "Cash Consideration" (as defined and used in the Merger Agreement) for the Merger Transaction on the Merger Transaction Funding Date, and the remaining Two Million Dollars ($2,000,000) of the Revolving Loan Commitments shall be used for general corporate purposes. On and after the Merger Transaction Termination Date and prior to the Final Maturity Date, subject to the terms and conditions herein, Borrower may borrow Revolving Loans in connection with any Permitted Acquisitions, related transaction costs,

     Permitted Product Development and for general corporate purposes. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on SCHEDULE 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is Seven Million Dollars ($7,000,000); provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender's Revolving Loan Commitment shall expire on the Final Maturity Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Subject to reduction of the Revolving Loan Commitments pursuant to subsection 2.4, amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed up to but excluding the Final Maturity Date.

          Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

               B. BORROWING MECHANICS. Delayed Draw Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Whenever Borrower desires that Lenders make Delayed Draw Term Loans or Revolving Loans, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York, New York time) at least three (3) Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or no later than 12:00 Noon (New York, New York time) on the proposed Funding Date (in the case of a Base Rate Loan). Delayed Draw Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

          Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Borrower shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

          Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate

     Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date; provided that Borrower may revoke such Notice of Borrowing or Notice of Conversion/Continuation if Borrower pays all fees required by subsection 2.6D.

               C. DISBURSEMENT OF FUNDS. All Delayed Draw Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York, New York time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.2 (in the case of Loans made on the Merger Transaction Funding
     Date) and subsection 4.4 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Funding and Payment Office.

          Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

               D. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Delayed Draw Term Loan Commitment, Revolving Loan Commitment, Delayed Draw Term Loans and Revolving Loans of each Lender from time to time, all Letters of Credit, all participations in Loans or Letters of Credit, the amount of the reimbursement obligations of Borrower for each drawing made under a

     Letter of Credit, all payments made by Borrower and all other debits and credits as provided in this Agreement with respect to Loans or any other Obligations (the "REGISTER"). Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Each Lender shall also record on its internal records the amount of its Loans and Commitments and each payment in respect thereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

               E. NOTES. Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender's percentage of the original applicable Commitments. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of Borrower.

          2.2  INTEREST ON THE LOANS.

               A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Delayed Draw Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the LIBOR Rate. The applicable basis for determining the rate of interest with respect to any Delayed Draw Term Loan or any Revolving Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Delayed Draw Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Delayed Draw Term Loan or Revolving Loan is requested with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Loans shall bear interest through maturity as follows:

          (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin per annum; or

          (ii) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus the Applicable Margin per annum.

          With respect to Delayed Draw Term Loans and Revolving Loans, the "Applicable Margin" for each Base Rate Loan and LIBOR Rate Loan shall be the percentage set forth below for that type of Loan based upon the Total Leverage Ratio as set forth and adjusted below:

                                                             APPLICABLE MARGIN
                                                             -----------------
                                                                BASE   LIBOR
                           TOTAL                                RATE    RATE
                      LEVERAGE RATIO                            LOAN    LOAN
                      --------------                            ----   -----
Greater than or equal to 4.50:1.00                              2.00%  3.00%
Greater than or equal to 3.75:1.00 but less than 4.50:100       1.50%  2.50%
Greater than or equal to 2.75:1.00 but less than 3.75:1.00      1.00%  2.00%
Less than 2.75:1.00                                             0.50%  1.50%

     On the Closing Date, the Applicable Margin for each Loan shall be calculated based on financial results for the consecutive twelve (12) month period ending as at June 30, 2006. If the Merger Transaction is consummated, the Applicable Margin shall be recalculated as of the Merger Transaction Funding Date based on the financial results of Borrower and its Subsidiaries for the most recent trailing four (4) Fiscal Quarter period for which quarterly financial statements are available, as demonstrated by the Officer's Certificate delivered by Borrower to Administrative Agent on the Merger Transaction Funding Date pursuant to subsection 4.3E. Thereafter, the Applicable Margin for each Loan shall be adjusted, to the extent required, on the date of delivery of each Compliance Certificate or other Officer's Certificate delivered pursuant to subsection 6.1(v) or 7.7(iv), as applicable, or any reconciliation statements delivered pursuant to subsection 6.1(vi)(b), demonstrating a change in the Total Leverage Ratio requiring an adjustment to the Applicable Margin, such adjustment to remain in effect until the next date of delivery of a Compliance Certificate (and related financial information required at such time pursuant to subsection 6.1 or 7.7(iv), as applicable) pursuant to subsection 6.1(v) demonstrating a change in the Total Leverage Ratio requiring an adjustment to the Applicable Margin; provided that, without limiting the effects of any Event of Default or Potential Event of Default that may result therefrom, if Borrower does not deliver any Compliance Certificate required pursuant to subsection 6.1 or 7.7(iv), as applicable, by the date specified therefor or if any Event of Default shall have occurred and be continuing, then, upon the election of Requisite Lenders, the Applicable Margin shall be the highest amount set forth in the table above until such Event of Default is cured or waived or until the delivery of such Compliance Certificate, as applicable.

               B. INTEREST PERIODS. In connection with each LIBOR Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Borrower's option, either a one, two, three or six month period (or such other periods if available and agreed to by the Lenders for the type Loan requested in their sole and absolute discretion); provided that:

          (i) the initial Interest Period for any LIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Delayed Draw Term Loans shall extend beyond the Final Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Final Maturity Date;

          (vi) no Interest Period with respect to any Delayed Draw Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Delayed Draw Term Loans, unless the sum of (a) the aggregate principal amount of such Delayed Draw Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Delayed Draw Term Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Delayed Draw Term Loans on such date;

          (vii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the date on which a permanent reduction of the Revolving Loan Commitments is scheduled to occur unless the sum of (a) the aggregate principal amount of such Revolving Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Revolving Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date plus
     (c) the excess of the Revolving Loan Commitments then in effect over the aggregate principal amount of Revolving Loans then outstanding equals or exceeds the permanent reduction of the Revolving Loan Commitments that is scheduled to occur on such date;

          (viii) there shall be no more than six (6) Interest Periods outstanding at any time; and

          (ix) in the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

               C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

               D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Delayed Draw Term Loans or Revolving Loans equal to One Hundred Thousand Dollars ($100,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount (or all such outstanding Delayed Draw Term Loans or Revolving Loans) from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to One Hundred Thousand Dollars ($100,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount (or all such outstanding Delayed Draw Term Loans or Revolving Loans) as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto unless Borrower pays all fees due pursuant to subsection 2.6D.

          Borrower shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York, New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by facsimile or telephone to each Lender of the Loan subject to the Notice of Conversion/Continuation.

          Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized Officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

          Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date; provided that Borrower may revoke such Notice of Conversion/Continuation if Borrower pays all fees required by subsection 2.6D.

          If a LIBOR Rate Loan is neither repaid or continued on the last day of the Interest Period applicable thereto nor converted into another type of Loan on such date pursuant to and in accordance with this Agreement, including this subsection 2.2D, or if Administrative Agent has not received a Notice of Conversion/Continuation for such LIBOR Loan at least three (3) Business Days prior to the last day of the then current Interest Period, then the outstanding LIBOR Loan shall be deemed to be converted, on the last day of the then current Interest Period, into a Base Rate Loan and thereafter shall bear interest as such.

               E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall, upon the request of the Requisite Lenders, thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall, unless otherwise agreed by the Requisite Lenders, thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

               F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

               G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable by Borrower with respect to any Loan exceeds the highest rate of interest permissible under law (the "MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable by Borrower with respect to any Loan shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable by Borrower with respect to any Loan is less than the Maximum Lawful Rate, Borrower shall continue to pay interest with respect to any Loan at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

          2.3  FEES.

               A. COMMITMENT FEES.

          (i) Revolving Loans. Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the date of this Agreement to and excluding the Final Maturity Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of (i) the aggregate principal amount of outstanding Revolving Loans plus
     (ii) the Letter of Credit Usage, multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Final Maturity Date.

          (ii) Delayed Draw Term Loans. Borrower agrees to pay to Administrative Agent, for distribution to each Delayed Draw Term Loan Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the date of this Agreement to and excluding the Delayed Draw Term Loan Drawdown Termination Date equal to the average of the daily excess of the Delayed Draw Term Loan Commitments over the aggregate principal amount of outstanding Delayed Draw Term Loans, multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Delayed Draw Delayed Draw Term Loan Drawdown Termination Date.

               B. DELAYED DRAW TERM LOAN EXTENSION FEES. If Borrower shall extend the Delayed Draw Term Loan Termination Date to December 31, 2007, as set forth in the definition thereof, then, Borrower agrees to pay to Administrative Agent, for distribution to each Delayed Draw Term Loan Lender in proportion to that Lender's Pro Rata Share, an extension fee equal to the excess of the Delayed Draw Term Loan Commitments to be extended by Borrower over the aggregate principal amount of outstanding Delayed Draw Term Loans, multiplied by 1/2 of 1% per annum, such extension fee to be paid ten (10) Business Days prior to June 30, 2007.

               C. LETTER OF CREDIT FEES. Borrower shall pay to the Issuing Lenders the fees in respect of Letters of Credit described in subsection 3.2.

               D. OTHER FEES. Borrower agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed in writing upon between Borrower and Administrative Agent.

          2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER GUARANTIES.

               A. SCHEDULED PAYMENTS OF LOANS.

          (i) Scheduled Payments of Delayed Draw Term Loans. Borrower shall make principal payments on the Delayed Draw Term Loans in installments on the dates and in the amounts set forth below:

                                                      PERCENTAGE REDUCTION/REPAYMENT
                           SCHEDULED REPAYMENT         OF DELAYED DRAW TERM LOANS IF
                      OF DELAYED DRAW TERM LOANS IF       MERGER TRANSACTION NOT
PAYMENT DATE         MERGER TRANSACTION CONSUMMATED           CONSUMMATED(1)
------------         ------------------------------   ------------------------------
June 30, 2007                  $  250,000                         1.250%
September 30, 2007             $  250,000                         1.250%
December 31, 2007              $  250,000                         1.250%
March 31, 2008                 $  375,000                         1.875%
June 30, 2008                  $  375,000                         1.875%
September 30, 2008             $  375,000                         1.875%
December 31, 2008              $  375,000                         1.875%
March 31, 2009                 $  875,000                         4.375%
June 30, 2009                  $  875,000                         4.375%
September 30, 2009             $  875,000                         4.375%
December 31, 2009              $  875,000                         4.375%
March 31, 2010                 $1,000,000                         5.000%
June 30, 2010                  $1,000,000                         5.000%
September 30, 2010             $1,000,000                         5.000%
December 31, 2010              $1,000,000                         5.000%
March 31, 2011                 $1,250,000                         6.250%
June 30, 2011                  $1,250,000                         6.250%
September 30, 2011             $1,250,000                         6.250%
December 31, 2011              $1,250,000                         6.250%
March 31, 2012                 $1,750,000                         8.750%

----------
(1) As adjusted and based on the outstanding amount of the Delayed Draw Term Loans as of the Delayed Draw Term Loan Drawdown Termination Date.

                                                      PERCENTAGE REDUCTION/REPAYMENT
                           SCHEDULED REPAYMENT         OF DELAYED DRAW TERM LOANS IF
                      OF DELAYED DRAW TERM LOANS IF       MERGER TRANSACTION NOT
PAYMENT DATE         MERGER TRANSACTION CONSUMMATED           CONSUMMATED(1)
------------         ------------------------------   ------------------------------
June 30, 2012                  $1,750,000                         8.750%
September 30, 2012             $1,750,000                         8.750%

     ; provided that the scheduled installments of principal of the Delayed Draw Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Delayed Draw Term Loans in accordance with subsection 2.4B(iv); provided, further that from and after the Merger Transaction Termination Date, the Delayed Draw Term Loan Commitments shall be permanently reduced on the dates and in the amounts set forth above; and provided, further that the Delayed Draw Term Loans and all other amounts owed hereunder with respect to the Delayed Draw Term Loans shall be paid in full no later than the Final Maturity Date, and the final installment payable by Borrower in respect of the Delayed Draw Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Delayed Draw Term Loans.

          (ii) Scheduled Reductions of Revolving Loan Commitments. The Revolving Loan Commitments shall be permanently reduced on the dates and in the amounts set forth below:

                     SCHEDULED REDUCTION
                         OF REVOLVING
DATE                   LOAN COMMITMENTS
----                 -------------------
March 31, 2010             $583,333
June 30, 2010              $583,333
September 30, 2010         $583,333
December 31, 2010          $583,333
March 31, 2011             $583,333
June 30, 2011              $583,333
September 30, 2011         $583,333
December 31, 2011          $583,333
March 31, 2012             $777,778
June 30, 2012              $777,778
September 30, 2012         $777,778

     ; provided that the scheduled reductions of the Revolving Loan Commitments set forth above shall be reduced in connection with any voluntary or mandatory reductions of the Revolving Loan Commitments in accordance with subsection 2.4B(iv); and provided, further, that the Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Final Maturity Date, and the final installment payable by Borrower in respect of the Revolving Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Revolving Loans.

               B. PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN REVOLVING LOAN COMMITMENTS AND DELAYED DRAW TERM LOAN COMMITMENTS.

          (i) Voluntary Prepayments. Borrower may, upon not less than one (1) Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three (3) Business Days' prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York, New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each Lender for the Loans to be prepaid), at any time and from time to time prepay any Delayed Draw Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid on a date other than the expiration of the Interest Period applicable thereto if Borrower makes any and all payments required by subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Revolving Loan Commitments and Delayed Draw Term Loan Commitments. Borrower may, upon not less than three (3) Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each Revolving Lender and Delayed Draw Term Loan Lender, as applicable), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, (a) the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction, and/or (b) the Delayed Draw Term Loan Commitments in an amount up to the amount by which the Delayed Draw Term Loan Commitments exceed the total amount of the Delayed Draw Term Loans outstanding at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments or Delayed Draw Term Loan Commitments shall be in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Borrower's notice to Administrative Agent shall designate the date (which shall be a Business
     Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments and/or the Delayed Draw Term Loan Commitments shall be effective on the date specified in Borrower's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender and/or the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the

     Revolving Loan Commitments and/or the Delayed Draw Term Loan Commitments shall be applied as specified in subsection 2.4B(iv).

          (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

               (a) Prepayments and Reductions From Net Asset Sale Proceeds. Upon receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, (1) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower may deliver to Administrative Agent an Officer's Certificate setting forth (y) that portion of such Net Asset Sale Proceeds (the "PROPOSED NET ASSET SALE REINVESTMENT PROCEEDS") that Borrower or such Subsidiary intends to use within one hundred eighty (180) days of such date of receipt to pay or reimburse the costs of replacing the assets in respect of which such Net Asset Sale Proceeds were received or to reinvest in Eligible Assets and (z) the proposed use of the Proposed Net Asset Sale Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request, following which Borrower shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Asset Sale Proceeds to pay or reimburse the costs of replacing the assets in respect of which such Net Asset Sale Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in this subsection 2.4B(iii)(a), and (2) if an Event of Default or Potential Event of Default shall have occurred and be continuing, if required by Administrative Agent, Borrower shall apply an amount equal to such Net Asset Sale Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided this subsection 2.4B(iii)(a). Immediately upon receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds, minus, if
          (1) no Potential Event of Default or Event of Default shall have occurred and be continuing and (2) Borrower shall have delivered to Administrative Agent, on or before such second (2nd) Business Day, the Officer's Certificate described above, any Proposed Net Asset Sale Proceeds; provided, however, that such Proposed Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Commitments) to the full extent thereof. In addition, no later than one hundred eighty (180) days after receipt of any Proposed Net Asset Sale Proceeds, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced in an amount equal to the amount of any such Proposed Net Asset Sale Proceeds that have not theretofore been applied to the costs of replacing the applicable assets of Borrower or its Subsidiaries or reinvested in Eligible Assets, net of actual and reasonable documented costs incurred by Borrower and its Subsidiaries in connection with receiving payment of such proceeds and taxes payable in connection with such receipt (without duplication of amounts already deducted from gross proceeds in determining Net Asset Sale Proceeds).

               (b) Prepayments and Reductions from Net Insurance/Condemnation Proceeds. Not later than the second (2nd) Business Day following the date of receipt by Administrative Agent or by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds, minus, if (1) no Potential Event of Default or Event of Default shall have occurred and be continuing and
          (2) Borrower shall have delivered to Administrative Agent, on or before such second (2nd) Business Day, the Officer's Certificate described in subsection 6.4C(ii), any Proposed Insurance Reinvestment Proceeds; provided, however, that such Proposed Insurance Reinvestment Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Commitments) to the full extent thereof. In addition, no later than one hundred eighty (180) days after receipt of any Proposed Insurance Reinvestment Proceeds, Borrower shall prepay the Loans and/or the Commitments shall be permanently reduced in an amount equal to the amount of any such Proposed Insurance Reinvestment Proceeds that have not theretofore been applied to the costs of repairing, restoring or replacing the applicable assets of Borrower or its Subsidiaries or reinvested in equipment or other productive assets of the general type used (and which are so used) in the business of Borrower and its Subsidiaries (such equipment and other assets being "ELIGIBLE ASSETS"), net of actual and reasonable documented costs incurred by Borrower and its Subsidiaries in connection with receiving payment of such proceeds and taxes payable in connection with such receipt (without duplication of amounts already deducted from gross proceeds in determining Net Insurance/Condemnation Proceeds).

               (c) Prepayments and Reductions Due to Issuance of Equity Securities. Immediately upon receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Borrower or of any of its Subsidiaries (other than to Borrower or another Subsidiary) or from any capital contribution to Borrower by any holder of Capital Stock thereof after the Closing Date, in either case to or from WRP or any other Person (except for (1) Net Securities Proceeds used to fund a Permitted Acquisition, Permitted Product Development or Other Capital Expenditures, (2) Four Hundred Thousand Dollars ($400,000) in the aggregate of Net Securities Proceeds annually from WRP to Borrower used to fund a portion of the salaries, compensation, benefits and other expenses of Lloyd Lynford and Jon Garfield, and (3) an additional Two Million Dollars ($2,000,000) in the aggregate of Net Securities Proceeds from WRP to Borrower), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

               (d) Prepayments and Reductions Due to Issuance of Indebtedness. Immediately upon receipt of the Net Securities Proceeds from the issuance of any Indebtedness of any or all of Borrower and its Subsidiaries after the Closing Date (exclusive of any Indebtedness permitted in subsection 7.1), Borrower shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

               (e) Prepayments and Reductions from Excess Cash Flow. In the event that there shall be Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ended as at December 31, 2007, or October 31, 2007 if the Merger Transaction is not consummated), Borrower shall, no later than March 15th of the following Fiscal Year (or no later than January 15th if the Merger Transaction is not consummated), prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to (1) fifty percent (50%) of such Excess Cash Flow if (y) any Event of Default has occurred and is continuing or (z) if the Total Leverage Ratio at the end of such Fiscal Year is greater than or equal to 4.00:1.00, or (2) twenty-five percent (25%) of such Excess Cash Flow if the Total Leverage Ratio at the end of such Fiscal Year is less than 4.00:1.00 but greater than or equal to 3.50:1.00; provided, however, that if neither of the foregoing clause (1) or (2) is applicable, no payments shall be required hereunder with respect to Excess Cash Flow.

               (f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e), Borrower shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Borrower shall immediately make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Borrower shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

               (g) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

          (iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitments and Delayed Draw Term Loan Commitments.

               (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied first to repay outstanding Delayed Draw Term Loans to the full extent thereof and second to repay outstanding Revolving Loans to the full extent thereof. Any voluntary prepayments of the Delayed Draw Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the Delayed Draw Term Loans and to reduce the scheduled installments of principal of the Delayed Draw Term Loans set forth in subsection 2.4A(i) on a pro rata basis (in accordance with the respective amounts thereof).

               (b) Application of Mandatory Prepayments by Type of Loans. Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e) shall be applied first to repay outstanding Delayed Draw Term Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof (with a corresponding reduction in the Revolving Loan Commitments), and third to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitments by an amount equal to such remaining portion. Any mandatory reduction of Revolving Loan Commitments pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender's Pro Rata Share.

               (c) Application of Mandatory Prepayments of Delayed Draw Term Loans and the Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Delayed Draw Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Delayed Draw Term Loans on a pro rata basis (in accordance with the outstanding principal amounts thereof) and shall be applied to reduce the scheduled installments of principal of the Delayed Draw Term Loans set forth in subsection 2.4A(i) to each scheduled installment of principal of the Delayed Draw Term Loans set forth in subsection 2.4A(i) that is unpaid at the time of such prepayment on a pro rata basis (in accordance with the respective amounts thereof).

               (d) Application of Prepayments to Base Rate Loans and LIBOR Rate Loans. Considering Delayed Draw Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6.

               (e) Application of Unscheduled Reductions of Revolving Loan Commitments and Delayed Draw Term Loan Commitments. Any voluntary or mandatory reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(i), 2.4B(ii) or 2.4B(iii) shall be applied to reduce the scheduled reductions of the Revolving Loan Commitments set forth in subsection 2.4A(ii) on a pro rata basis. Any voluntary reduction of the Delayed Draw Loan Commitments pursuant to subsection 2.4B(ii) shall be applied to reduce the scheduled reductions of the Delayed Draw Term Loan Commitments set forth in subsection 2.4A(i) on a pro rata basis.

               C. GENERAL PROVISIONS REGARDING PAYMENTS.

          (i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York, New York time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day unless the Administrative Agent has actually distributed such funds to the applicable Lenders on such due date. Borrower hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

          (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Delayed Draw Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by

     Administrative Agent and the commitment fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

               D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT.

               Upon termination of the Revolving Loan Commitments or upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders (a) all payments received on account of the Obligations, whether from Borrower, from any Guarantor or otherwise, shall be applied by Administrative Agent against the Obligations (including, without limitation, Interest Rate Agreement Obligations, including any termination payments and any accrued and unpaid interest thereon (pro rata in accordance with such amounts due)) and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent (subject to direction by the Requisite Lenders), be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document), in each case in the following order of priority:

          (i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances (other than Loans) made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Credit Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Credit Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Credit Documents;

          (ii) thereafter, to the payment of all other Obligations for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii) hereof); and

          (iii) thereafter, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

          2.5  USE OF PROCEEDS.

               A. DELAYED DRAW TERM LOANS. Prior to the Merger Transaction Termination Date, the proceeds of the initial Delayed Draw Term Loans shall only be applied by Borrower to partially finance the "Cash Consideration" (as defined and used in the Merger Agreement) for the Merger Transaction. On and after the Merger Transaction Termination Date until the Delayed Draw Term Loan Drawdown Termination Date, the proceeds of any Delayed Draw Term Loans shall be applied by Borrower to finance Permitted Acquisitions and related transaction costs, Permitted Product Development and for general corporate purposes.

               B. REVOLVING LOANS. Prior to the Merger Transaction Termination Date, Five Million Dollars ($5,000,000) of the proceeds of the Revolving Loans shall be reserved to partially finance the "Cash Consideration" (as defined and used in the Merger Agreement) for the Merger Transaction, and the remaining Two Million Dollars ($2,000,000) of the proceeds of the Revolving Loans shall be used for general corporate purposes. On and after the Merger Transaction Termination Date, the proceeds of any Revolving Loans shall be applied by Borrower to finance Permitted Acquisitions and related transaction costs, Permitted Product Development and for general corporate purposes.

               C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by any or all of Borrower and its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

          2.6  SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS.

               Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

               A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York, New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

               B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

               C. ILLEGALITY OR IMPRACTICABILITY OF LIBOR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans
     (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding LIBOR Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

               D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Borrower shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain:
     (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or
     (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement.

               E. BOOKING OF LIBOR RATE LOANS. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

               F. ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Rate Loans had been funded in such manner.

               G. LIBOR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, if the Requisite Lenders shall require, (i) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Borrower.

     2.7  INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

               A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

          (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of LIBOR Rate); or

          (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

     and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to below, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties in respect of such amounts, absent manifest error.

               B. TAXES.

          (i) Payments to Be Free and Clear. Except as provided by law or otherwise provided herein, all sums payable by Borrower under this Agreement and the other Credit Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Credit Documents:

               (a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;

               (b) Borrower shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

               (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

               (d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

     provided that no such additional amount shall be required to be paid to Administrative Agent or any Lender under clause (c) above except to the extent that any change after the date on which Administrative Agent became Administrative Agent or such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which Administrative Agent became Administrative Agent or such Lender became a Lender, in respect of payments to Administrative Agent or such Lender, as applicable.

          (iii) Evidence of Exemption from U.S. Withholding Tax.

               (a) Each Non-US Lender shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service (or any successor forms) properly completed and duly executed by such Lender, or (2) in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest," a Form W-8BEN, and (3) in the case of a Lender that has certified in writing to Administrative Agent that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Borrower and its Subsidiaries or (iii) a controlled foreign corporation related to any or all of Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in each case together with any other certificate or statement of exemption required under the Internal Revenue Code, the regulations issued thereunder, or an applicable tax treaty to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each US Lender shall deliver to Administrative Agent and to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), two copies (or, in the case of a Lender which becomes a Lender pursuant to an Assignment Agreement, two original copies) of Internal Revenue Service Form W-9 (or any successor form), certifying as to such Lender's entitlement to an exemption from United States backup withholding tax, properly and duly executed by such Lender.

               (b) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, required to be transmitted with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

               (c) Each Non-US Lender and each US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly
          (1) deliver to Administrative Agent for transmission to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Credit Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or
          (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

               (d) Borrower shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(1) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Borrower of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

               C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such


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

     controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

          2.8  OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

               Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection
2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6, would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments, Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Borrower (with a copy to Administrative Agent) shall be conclusive and binding absent manifest error.

          2.9  GUARANTIES OF AND SECURITY FOR THE OBLIGATIONS; SUBROGATION.

               A. BORROWER AND BORROWER'S SUBSIDIARIES. To the extent set forth in the Collateral Documents and the Guaranties, (i) each Subsidiary of Borrower shall guaranty the Obligations of Borrower pursuant to the Guaranties, (ii) to secure the full performance of the Obligations, each Credit Party shall grant to Administrative Agent on behalf and for the ratable benefit of Lenders, a duly perfected First Priority Lien on all of the personal, real and mixed property of such Credit Party, to the extent contemplated by the Collateral Documents, and (iii) to secure the full performance of the Obligations, all of the shareholders of Borrower, or on and after the consummation of the Merger Transaction, WRP, shall grant to Administrative Agent on behalf and for the ratable benefit of Lenders, a duly perfected First Priority Lien on all of the Capital Stock of Borrower.


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               B. FURTHER ASSURANCES; ADDITIONAL SECURITY. Borrower shall, and shall cause each other Credit Parties to, from time to time, execute and deliver to Administrative Agent on behalf of Lenders, such additional Collateral Documents, statements, documents, agreements and reports as it may from time to time reasonably request to evidence, perfect or otherwise implement or assure the security for repayment of the Obligations.

               C. BORROWER'S RIGHTS OF SUBROGATION, ETC. Until the Obligations shall have been paid in full in cash, Borrower and each other Credit Party shall withhold exercise of any right of subrogation, contribution, reimbursement or indemnity (whether contractual (including any such right under the Guaranties), statutory, equitable, under common law or otherwise) and any other rights to enforce any claims or remedies which they now have or may hereafter have against any other Credit Party or any of the Collateral or against any other guarantor or security for the Obligations, in each case in respect of the Credit Documents and the performance by Borrower of its obligations thereunder. Borrower further agrees that, to the extent its agreement to withhold, and for each other Credit Party to withhold, exercise of such rights of subrogation, contribution, reimbursement and indemnity and such other rights as set forth above is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights Borrower and each other Credit Party may have against any other Credit Party, any Collateral or any other guarantor or security for the Obligations shall be junior and subordinate to any rights Administrative Agent or Lenders may have against such Credit Party, such Collateral, such guarantor or such security.

               D. SUBORDINATION OF OBLIGATIONS BETWEEN CREDIT PARTIES. Any indebtedness of any Credit Party now or hereafter held by Borrower is hereby subordinated to the Obligations of such Credit Party. If Administrative Agent so requests after an Event of Default has occurred and is continuing, such indebtedness shall be collected, enforced and received by Borrower as trustee for Administrative Agent and Lenders and be paid over to Administrative Agent and Lenders on account of the Obligations of such Credit Party without affecting or impairing in any manner the liability of Borrower hereunder.

          2.10 RESERVED.

          2.11 REPLACEMENT OF A LENDER.

               If Borrower is obligated to pay to any Lender any additional amount under subsections 2.6 (other than subsection 2.6D), 2.7 or 3.6 hereof, a Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a "NON-CONSENTING LENDER") refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a "SUBJECT LENDER"), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder, and (ii) if applicable, the Subject Lender is unwilling to withdraw its request for payment of any additional amount under subsections 2.6 (other than subsection 2.6D), 2.7 or 3.6 hereof and/or is unwilling to remedy its default upon ten (10) days' prior written notice to the Subject Lender and Administrative Agent, Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6 (other than subsection 2.6D), 2.7 or 3.6 hereof (if applicable) through such date of replacement and a release from its obligations under the Credit


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

Documents, (2) the processing fee required to be paid by subsection 10.1B shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

SECTION 3. LETTERS OF CREDIT

          3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

               A. LETTERS OF CREDIT. In addition to Borrower requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(ii), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the thirtieth (30th) day prior to the Final Maturity Date, that the Issuing Lender issue Letters of Credit for the account of Borrower for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, the Issuing Lender may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request that the Issuing Lender issue (and the Issuing Lender shall not issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

          (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) ten (10) days prior to the Final Maturity Date and
     (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent such Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period; provided that the immediately preceding clause (b) shall not prevent such Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless the Issuing Lender elects not to extend for any such additional period; and provided, further that the Issuing Lender shall not elect to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time the Issuing Lender must elect whether or not to allow such extension;

          (iv) any Standby Letter of Credit issued for the purpose of supporting
     (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code);

          (v) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is thirty (30) days prior to the Final Maturity Date and (2) the date which is one hundred eighty (180) days from the date of issuance of such Commercial Letter of


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     Credit or (b) that is otherwise unacceptable to the applicable Issuing
     Lender in its reasonable discretion; or

          (vi) any Letter of Credit after the Final Maturity Date; or

          (vii) any Letter of Credit denominated in a currency other than Dollars.

               B. MECHANICS OF ISSUANCE.

          (i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of EXHIBIT XIII annexed hereto no later than 12:00 Noon (New York, New York time) at least three (3) Business Days (in the case of Standby Letters of Credit) or five
     (5) Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit, (v) the name and address of the beneficiary, and (vi) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of such Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such Business Day.

               Borrower shall promptly notify the Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, Administrative Agent shall promptly so notify Borrower, and the Issuing Lender shall be determined in accordance with the following provisions. In the event that Administrative Agent, in its sole discretion, elects not to cause the issuance of such Letter of Credit, Administrative Agent shall promptly so notify Borrower, whereupon Borrower may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Borrower and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit,


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     notwithstanding the prior election of Administrative Agent not to cause the issuance of such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit under which Administrative Agent is the Issuing Lender, when aggregated with Administrative Agent's outstanding Revolving Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect.

          (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.5, the Issuing Lender shall issue the requested Letter of Credit in accordance with such Issuing Lender's standard operating procedures.

          (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Standby Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Borrower of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, the Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

               C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

          3.2  LETTER OF CREDIT FEES.

               Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

          (i) with respect to each Letter of Credit (a) a fronting fee, payable directly to the Issuing Lender for its own account, equal to the greater of
     (X) Five Hundred Dollars ($500) and (Y) 0.25% per annum of the daily maximum amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the product of (X) an annual rate equal to the Applicable Margin for LIBOR Rate Loans in effect at the time of issuance of such Letter of Credit and (Y) the daily maximum amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

          (i) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause


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

     (i) above), documentary and processing charges payable directly to the Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, the daily maximum amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

          3.3  DRAWINGS AND REIMBURSEMENT OF AMOUNTS DRAWN UNDER LETTERS OF
               CREDIT.

               A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

               B. REIMBURSEMENT BY BORROWER OF AMOUNTS DRAWN UNDER LETTERS OF CREDIT. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and such Issuing Lender prior to 10:00 A.M. (New York, New York time) on the date such drawing is honored that Borrower intends to reimburse such Issuing Lender for the amount of such honored drawings with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawings and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.4B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

               C. PAYMENT BY REVOLVING LENDERS OF UNREIMBURSED DRAWINGS UNDER LETTERS OF CREDIT.

          (i) Payment by Revolving Lenders. In the event that Borrower shall fail for any reason to reimburse an Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Revolving Lender of the unreimbursed amount of


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

     such drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to the Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York, New York time) on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by the Issuing Lender. In the event that any Revolving Lender fails to make available to the Issuing Lender on such Business Day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from an Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of the Issuing Lender.

          (ii) Distribution to Revolving Lenders of Reimbursements Received From Borrower. In the event an Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, the Issuing Lender shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of all payments subsequently received by the Issuing Lender from Borrower in reimbursement of such drawing when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

               D. INTEREST ON AMOUNTS DRAWN UNDER LETTERS OF CREDIT.

          (i) Payment of Interest by Borrower. Borrower agrees to pay to an Issuing Lender, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate per annum equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are LIBOR Rate Loans and (b) thereafter, a rate which is two (2%) per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are LIBOR Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

          (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by an Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, (a) the Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date of such drawing to but excluding the date on which such Issuing Lender is


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

     reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event an Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, such Issuing Lender shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender's Pro Rata Share of any interest received by the Issuing Lender in respect of that portion of such drawing so reimbursed by other Revolving Lenders for the period from the date on which the Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such drawing is reimbursed by Borrower. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

          3.4  OBLIGATIONS ABSOLUTE.

               The obligation of Borrower to reimburse an Issuing Lender for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

          (i) any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), an Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

          (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) payment by an Issuing Lender under any Letter of Credit against presentation of a demand, draft or certificate or other document that does not substantially comply with the terms of such Letter of Credit;

          (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries;

          (vi) any breach of this Agreement or any other Credit Document by any party thereto;

          (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or


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

          (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by an Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

          3.5  INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

               A. INDEMNIFICATION. Without duplication of amounts payable under subsection 2.7B or subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) that an Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause
     (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Government Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

               B. NATURE OF ISSUING LENDER'S DUTIES. As between Borrower and each Issuing Lender, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by an Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile, email or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of an Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's rights or powers hereunder.

               In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by an Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Borrower.

               Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against an Issuing Lender for any liability arising solely


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

     out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

          3.6  INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

               Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that an Issuing Lender or any Revolving Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change in any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Government Authority, in each case that becomes effective after the date hereof, or compliance by such Issuing Lender or Revolving Lender with any guideline, request or directive first issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by such Issuing Lender (as determined by such Issuing Lender);

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by such Issuing Lender or participations therein purchased by any Revolving Lender; or

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall promptly pay to such Issuing Lender or Revolving Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder, provided that any such additional amounts shall be without duplication of amounts to which such Issuing Lender or Revolving Lender may be entitled under subsection 2.7B. Such Issuing Lender or Revolving Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Revolving Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

          The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions:


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          4.1  CONDITIONS TO CLOSING.

               The obligations of Lenders to enter into this Agreement and the other Credit Documents on the Closing Date are, in addition to the conditions precedent specified in subsection 4.4, subject to prior or concurrent satisfaction of the following conditions:

               A. CREDIT PARTY DOCUMENTS. On or before the Closing Date, Borrower shall, and shall cause each other Credit Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to each of Borrower or such Credit Parties, as the case may be, each, unless otherwise noted, dated the Closing Date:

          (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date on or prior to the Closing Date (except for the certificate or other evidence of good standing as to payment of applicable franchise or similar taxes from the Illinois Department of Revenue, which Borrower shall deliver to Administrative Agent no later than forty-five (45) days following the Closing Date);

          (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

          (iii) Signature and incumbency certificates of the officers of such Person executing the Agreement and the other Credit Documents to which it is a party;

          (iv) Executed originals of this Agreement; and

          (v) Such other documents as Administrative Agent may reasonably request.

               B. FEES. Borrower shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, all fees that Borrower has agreed in writing to pay on the Closing Date.

               C. CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP.

          (i) Corporate Structure. The corporate organizational structure, capital structure and ownership of Borrower and its Subsidiaries, if any, on the Closing Date shall be as set forth on SCHEDULE 4.1C annexed hereto.

          (ii) Management. The management structure of Borrower and its Subsidiaries, if any, on the Closing Date shall be as set forth on SCHEDULE 4.1C annexed hereto.

               D. RELATED AGREEMENTS. Administrative Agent shall have received a fully executed or conformed complete and correct copy of each Related Agreement executed on or prior to


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

     the Closing Date, and any documents executed in connection therewith, and each Related Agreement shall be (i) satisfactory in form and substance to Administrative Agent and (ii) in full force and effect, and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent, and Administrative Agent shall have received an Officer's Certificate to the effect set forth in clause (ii).

               E. MERGER DOCUMENTS. Administrative Agent shall have received copies of the Merger Agreement and all other Merger Documents executed on or prior to the Closing Date, together with all exhibits, schedules and annexes thereto, accompanied by an Officer's Certificate certifying that the same are true, correct and complete copies thereof, each of which shall be in form and substance satisfactory to Administrative Agent. In addition to, and not in limitation of, the foregoing, Administrative Agent shall be reasonably satisfied with (i) the final structure of the Merger Transaction, and (ii) the sources and uses of the proceeds to be used to effect the Merger Transaction.

               F. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Borrower shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that: (i) the representations and warranties contained in this Agreement and the other Credit Documents executed on or prior to the Closing Date are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date), provided, that, if a representation and warranty is qualified as to materiality or Material Adverse Effect, with respect to such representation and warranty the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition; and (ii) Borrower shall have performed in all material respects all covenants and agreements and satisfied all conditions which this Agreement or any other Credit Document provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent, provided, that, if a covenant, agreement or condition is qualified as to materiality or Material Adverse Effect, with respect to such covenant, agreement or condition the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition.

               G. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS.

          (i) On or before the Closing Date, Administrative Agent shall have received:

               (a) (1) the audited balance sheets and the related statements of income and cash flows of Borrower for the Fiscal Years ended October 31, 2004, and October 31, 2005; and (2) the unaudited balance sheet of Borrower as of June 30, 2006, and the related statements of income and cash flows for the eight (8) month period then ended, in reasonable detail;

               (b) a pro forma balance sheet of Borrower as of June 30, 2006, prepared in accordance with GAAP and reflecting the financings and the other transactions contemplated by this Agreement and the other Credit Documents and the Related Agreements to occur on the Closing Date, which pro forma balance sheet shall be in form and substance reasonably satisfactory to Administrative Agent;

               (c) a statement of income of Borrower for the trailing twelve
          (12) month period ended as at June 30, 2006, prepared in accordance with GAAP;


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               (d) annual cash flow projections of Borrower and its Subsidiaries on a consolidated basis, without giving effect to the Merger Transaction, through and including September 30, 2012, which projections shall be in form and substance reasonably satisfactory to Administrative Agent; and

               (e) a certificate of the chief financial officer, executive vice president, vice chairman or other Officer of Borrower acceptable to Administrative Agent to the effect that (1) the financial statements described in clauses (a), (b) and (c) above have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material in the aggregate),
          (2) the pro forma balance sheet described in clause (b) above has been prepared in accordance with GAAP consistently applied and fairly presents in all material respects the financial condition of Borrower as of the date thereof after giving effect to the financings and the other transactions contemplated by this Agreement and the other Credit Documents and the Related Agreements to occur on the Closing Date; and
          (3) the projections described in clause (d) above are reasonable estimates of the future financial performance of Borrower and its Subsidiaries to the date thereof based upon the historical performance and all current information available and show that Borrower shall be in compliance with the financial covenants set forth in subsection 7.6 through September 30, 2012.

          (ii) On or before the Closing Date, Administrative Agent shall have received:

               (a) (1) the audited balance sheets and the related statements of income and cash flows of WRP and its Subsidiaries on a consolidated basis for the Fiscal Years ended December 31, 2004, and December 31, 2005; and (2) the unaudited balance sheets as of June 30, 2006, and the related statements of income and cash flows for the six (6) month period then ended, of WRP and its Subsidiaries on a consolidated basis, in reasonable detail;

               (b) annual cash flow projections of Borrower and its Subsidiaries and WRP and its Subsidiaries on a consolidated basis, after giving effect to the Merger Transaction, through and including September 30, 2012, which shall be in form and substance reasonably satisfactory to Administrative Agent; and

               (c) a certificate of the chief financial officer, vice chairman or other Officer of WRP acceptable to Administrative Agent to the effect that (1) the financial statements described in clause (a) above have been prepared in accordance with GAAP consistently applied, except for the adoption of the liquidation basis of accounting for financial statement periods on and after November 18, 2005, and fairly present, in all material respects, the financial condition of WRP and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material in the aggregate), and (2) the projections described in clause (b) above are reasonable estimates of the future financial performance, on a consolidated basis, of the Borrower and its Subsidiaries and WRP and its Subsidiaries to the date thereof based upon the historical performance and all current information available as represented to


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

          WRP by the management of the Borrower as it relates to the Borrower in consolidation with WRP, and that Borrower shall be in compliance with the financial covenants set forth in subsection 7.6 through September 30, 2012.

               H. SATISFACTION WITH EBITDA. On or before the Closing Date, Administrative Agent shall have received an Officer's Certificate of Borrower, dated as of the Closing Date, demonstrating to the Administrative Agent's satisfaction no less than Five Million Dollars ($5,000,000) of EBITDA for the trailing twelve (12) consecutive month period ended June 30, 2006, for which financial statements are available, and Administrative Agent shall be satisfied with all permitted adjustments to EBITDA.

               I. NO MATERIAL ADVERSE EFFECT. Since October 31, 2005, no event or change has occurred that has resulted in or evidences, or would reasonably be likely to result in or evidence, either individually or in the aggregate, a Material Adverse Effect.

               J. FINANCIAL CONDITION CERTIFICATE. On the Closing Date, Administrative Agent and Lenders shall have received a Financial Condition Certificate from the chief financial officer or executive vice president of Borrower dated the Closing Date, substantially in the form of EXHIBIT VII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the transactions contemplated by this Agreement and any other Credit Documents and the Related Agreements on the Closing Date, Borrower will be Solvent.

               K. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the execution and delivery of this Agreement and the other Credit Documents and the Related Agreements executed and delivered on the Closing Date and the continued operation of the businesses conducted by any or all of Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

               L. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby on the Closing Date and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

               M. PATRIOT ACT DISCLOSURES. The Administrative Agent and each Lender shall have received all PATRIOT Act Disclosures requested by any of them prior to the execution and delivery of this Agreement.


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          4.2  CONDITIONS TO INITIAL FUNDING DATE.

               The obligations of Lenders to make Loans on the Initial Funding Date are, in addition to the conditions precedent specified in subsection 4.4, subject to prior or concurrent satisfaction of the following conditions:

               A. CREDIT PARTY DOCUMENTS. On or before the Initial Funding Date, Borrower shall, and shall cause each other Credit Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to each of Borrower or such Credit Parties, as the case may be, each, unless otherwise noted, dated the Initial Funding Date:

          (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Credit Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date on or prior to the Initial Funding Date (provided that if the Organizational Documents of such Person have not changed since the Closing Date, such Person may deliver to Administrative Agent an Officer's Certificate, dated as of the Initial Funding Date, certifying that no such changes have occurred since the Closing Date);

          (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party, certified as of the Initial Funding Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

          (iii) Signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party;

          (iv) Executed originals of the Credit Documents which such Person is a party; and

          (v) Such other documents as Administrative Agent may reasonably request.

               B. FEES. Borrower shall have paid all fees and expenses that Borrower has agreed to pay under this Agreement or any other Credit Document on or prior to the Initial Funding Date.

               C. PAYMENT AND TERMINATION OF EXISTING SENIOR DEBT AND OTHER INDEBTEDNESS. On or before the Initial Funding Date, Borrower and any other Credit Parties shall repay all principal and interest on outstanding loans and other obligations owed under or related to the Existing Senior Debt and all other Indebtedness not permitted by subsection 7.1 and shall terminate the obligation to lend or make other extensions of credit to Borrower and any other such Credit Party under the terms and provisions of agreements related to such Existing Senior Debt and other Indebtedness. Concurrently with such repayment, any Liens granted pursuant to the Existing Senior Debt and other Indebtedness or the documents delivered thereunder shall be released. The administrative agent or lenders under the Existing Senior Debt and other Indebtedness shall have delivered to Administrative Agent written acknowledgements of such terminations and releases. All of the foregoing shall be accomplished in form and substance satisfactory to Administrative Agent.


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

               D. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Borrower shall have delivered to Administrative Agent an Officer's Certificate, in form and substance satisfactory to Administrative Agent, to the effect that: (i) the representations and warranties contained in this Agreement and the other Credit Documents executed on or prior to the Initial Funding Date are true, correct and complete in all material respects on and as of the Initial Funding Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date), provided, that, if a representation and warranty is qualified as to materiality or Material Adverse Effect, with respect to such representation and warranty the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition; and (ii) Borrower shall have performed in all material respects all covenants and agreements and satisfied all conditions which this Agreement or any other Credit Document provides shall be performed or satisfied by it on or before the Initial Funding Date except as otherwise disclosed to and agreed to in writing by Administrative Agent, provided, that, if a covenant, agreement or condition is qualified as to materiality or Material Adverse Effect, with respect to such covenant, agreement or condition the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition.

               E. OPINIONS OF COUNSEL TO CREDIT PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of counsel for Borrower and the other Credit Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Initial Funding Date (this Credit Agreement constituting a written request by Borrower and the other Credit Parties to such counsel to deliver such opinions to Lenders).

               F. FINANCIAL CONDITION CERTIFICATE. On the Initial Funding Date, Administrative Agent and Lenders shall have received a Financial Condition Certificate from the chief financial officer or executive vice president of Borrower dated the Initial Funding Date, substantially in the form of
     EXHIBIT VII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the transactions contemplated by this Agreement and any other Credit Documents and the Related Agreements on the Initial Funding Date, Borrower will be Solvent.

               G. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Borrower's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

               H. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Borrower shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the execution and delivery of this Agreement and the other Credit Documents and the Related Agreements executed and delivered on the Initial Funding Date and the continued operation of the businesses conducted by any or all of Borrower and its Subsidiaries in substantially the same manner as conducted prior to the Initial Funding Date. Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.


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               I. SECURITY INTERESTS. Administrative Agent shall have received evidence satisfactory to it that Borrower and its Subsidiaries, if any, (and the parties to the Pledge Agreement if the Initial Funding Date is also the Merger Transaction Funding Date) shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire Collateral, except for any Collateral that is not required to be so perfected under the express terms of the Credit Documents. Such actions shall include the following:

          (i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent), if any, representing all Capital Stock pledged pursuant to Pledge Agreement (if the Initial Funding Date is also the Merger Transaction Funding Date) and the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

          (ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings that may have been made with respect to any personal or mixed property of any Credit Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

          (iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Credit Party (if required) with respect to all personal and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

          (iv) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of the registered IP Collateral;

          (v) Domain Names. Delivery to Administrative Agent of evidence that each material domain name of Borrower or any other Credit Party is freely assignable or obtain a duly executed collateral assignment of each material internet domain name of Borrower or any other Credit Party, together with acknowledgements of such assignments from the issuer thereof, each to be in form and substance satisfactory to Administrative Agent; and

          (vi) Control Agreements. In the case of material Deposit Accounts designated by Administrative Agent, delivery to Administrative Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts designated


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     by Administrative Agent, securities accounts and other Collateral pursuant to the Collateral Documents;

          (vii) Landlord Consents and Estoppels; Recorded Leasehold Interests. In the case of Material Leasehold Property designated by Administrative Agent, (a) a Leasehold Collateral Assignment, (b) a Landlord Consent and Estoppel with respect thereto and (c) evidence that such Leasehold Property is a Recorded Leasehold Interest; and

          (viii) Opinions of Local Counsel. Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Credit Party is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

               J. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby on or prior to the Initial Funding Date and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

          4.3  CONDITIONS TO MERGER TRANSACTION FUNDING.

               The obligations of Lenders to make Loans on the Merger Transaction Funding Date are, in addition to the conditions precedent specified in subsection 4.4, subject to prior or concurrent satisfaction of the conditions precedent specified in subsection 4.2 if not previously satisfied and the following conditions:

               A. CREDIT PARTY DOCUMENTS. On or before the Merger Transaction Funding Date, Borrower shall, and shall cause each other Credit Party to, and WRP shall, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to each such Person, each, unless otherwise noted, dated the Merger Transaction Funding Date:

          (i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date on or prior to the Merger Transaction Funding Date;

          (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Merger Documents and, in the case of WRP, the Pledge Agreement, to which it is a party, certified as of the Merger Transaction Funding Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment; and


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          (iii) Such other documents as Administrative Agent may reasonably request.

               B. FEES. Borrower shall have paid all fees and expenses that Borrower has agreed to pay under this Agreement or any other Credit Document. Borrower and WRP shall have made provision for the payment of all transaction fees and expenses related to the Merger Transaction.

               C. CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP.

          (i) Corporate Structure. The corporate organizational structure, capital structure and ownership of Borrower and its Subsidiaries, if any, after giving effect to the Merger Transaction, shall be as set forth on
     SCHEDULE 4.3C annexed hereto.

          (ii) Management. The management structure of Borrower and its Subsidiaries, if any, after giving effect to the Merger Transaction, shall be as set forth on SCHEDULE 4.3C annexed hereto.

               D. CONSUMMATION OF MERGER TRANSACTION.

          (i) Administrative Agent shall have received copies of the Merger Agreement and all other Merger Documents (including, without limitation, resolutions of the Board of Directors of Borrower and WRP, fairness opinions, proxy filings, Hart-Scott-Rodino approval, if required, approval of the Securities and Exchange Commission, shareholder approval and a tax sharing agreement with WRP), together with all exhibits, schedules and annexes thereto, accompanied by an Officer's Certificate certifying that the same are true, correct and complete copies thereof, each of which shall be in form and substance satisfactory to Administrative Agent. In addition to, and not in limitation of, the foregoing, Administrative Agent shall be reasonably satisfied with (i) the final structure of the Merger Transaction, and (ii) the sources and uses of the proceeds to be used to effect the Merger Transaction, including, without limitation, evidence satisfactory to Administrative Agent that WRP shall have contributed sufficient funds for the payment of all of the "Cash Consideration" (as defined and used in the Merger Agreement) for the Merger Transaction and for the payment of all transaction fees and expenses in connection with the Merger Transaction, which, in either case, are not funded by Loans;

          (ii) All conditions to the Merger Transaction set forth in the Merger Agreement and all of the other Merger Documents shall have been satisfied in all material respects or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and Requisite Lenders;

          (iii) The Merger Transaction shall have become effective in accordance with the terms of the Merger Agreement and all of the other Merger Documents; and

          (iv) Administrative Agent shall have received an Officers' Certificate of Borrower to the effect set forth in clauses (ii) and (iii) above and stating that Borrower and its applicable Subsidiaries will proceed to consummate the Merger Transaction immediately upon the making of the Loans on the Merger Transaction Funding Date.

               E. LEVERAGE RATIO. After giving effect to the transactions occurring on the Merger Transaction Funding Date, including the Loans made on the Merger Transaction Funding Date and the consummation of the Merger Transaction, and subject to subsection 7.6B, the Leverage Ratio (with the EBITDA in respect thereof determined as of the end of the most recent Fiscal Quarter in respect of which financial statements have been delivered to the Administrative Agent) shall not


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     exceed 5.00:1.00, and Borrower shall have delivered to Administrative Agent an Officer's Certificate, in form and substance reasonably satisfactory to Administrative Agent, to such effect and demonstrating such compliance, including all appropriate calculations and attachments.

               F. CHANGE OF FISCAL YEAR. On or before the Merger Transaction Funding Date, Administrative Agent shall have received an Officer's Certificate of Borrower, dated as of the Merger Transaction Funding Date, certifying and providing evidence to the Administrative Agent's satisfaction that Borrower shall have changed its Fiscal Year end from October 31 to December 31.

               G. EMPLOYEE OPTIONS. On or before the Merger Transaction Funding Date, Administrative Agent shall have received an Officer's Certificate of Borrower, dated as of the Merger Transaction Funding Date, certifying and providing evidence to the Administrative Agent's satisfaction that Borrower shall have redeemed or shall have made adequate provision (in the reasonable determination of Administrative Agent) for the redemption of all employee options and paid any related severance, forgiveness and fees to employees totaling not more than Twelve Million Dollars ($12,000,000).

               H. FINANCIAL STATEMENTS.

          (i) On or before the Merger Transaction Funding Date, Administrative Agent shall have received:

               (a) the most recent available quarterly unaudited balance sheets of Borrower and its Subsidiaries and the respective related statements of income and cash flows for the periods then ended, all in reasonable detail; and

               (b) a certificate of the chief financial officer, executive vice president, vice chairman or other Officer of Borrower acceptable to Administrative Agent to the effect that the financial statements described in clause (a) above have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material in the aggregate). In addition, if any material changes shall have occurred with the financial projections delivered pursuant to subsection 4.1G(i)(d), on or before the Merger Transaction Funding Date, Administrative Agent shall have received updated projections after giving effect to the Merger Transaction through and including the last day of the Fiscal Year ending on September 30, 2012, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with an update to the Officer's certificate referenced in subsection 4.1G(i)(e).

          (ii) On or before the Merger Transaction Funding Date, Administrative Agent shall have received:

               (a) the most recent available quarterly unaudited balance sheets of WRP and its Subsidiaries and the respective related statements of income and cash flows for the periods then ended, all in reasonable detail; and

               (b) a certificate of the chief financial officer, vice chairman or other Officer of WRP acceptable to Administrative Agent to the effect that the financial statements


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          described in clause (a) above have been prepared in accordance with
          GAAP consistently applied, except for the adoption of the liquidation basis of accounting for financial statement periods on and after November 18, 2005, and fairly present, in all material respects, the financial condition of WRP and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to (in the case of unaudited financial statements) the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material in the aggregate). In addition, if any material changes shall have occurred with the financial projections delivered pursuant to subsection 4.1G(ii)(b), on or before the Merger Transaction Funding Date, Administrative Agent shall have received updated projections of Borrower and its Subsidiaries and WRP and its Subsidiaries on a consolidated basis, after giving effect to the Merger Transaction, through and including the last day of the Fiscal Year ending on September 30, 2012, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with an update to the Officer's certificate referenced in subsection 4.1G(ii)(c).

               I. REAFFIRMATION OF OBLIGATIONS AND SECURITY INTERESTS. On or before the Merger Transaction Funding Date, Administrative Agent shall have received the fully executed Pledge Agreement and certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent), if any, representing all Capital Stock pledged pursuant to Pledge Agreement. To the extent the Initial Funding Date shall have already occurred, Administrative Agent shall have also received such other reaffirmation documentation, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which each Credit Party (including the surviving Merger Subsidiary) restates, ratifies and reaffirms each and every term and condition set forth in this Credit Agreement and the Credit Documents, effective as of the Merger Transaction Funding Date. To the extent the Initial Funding Date shall have already occurred, each Credit Party further shall acknowledge and reaffirm that (i) all Liens granted to the Administrative Agent, for the benefit of Lenders, under the Collateral Documents remain in full force and effect and shall continue to secure the Obligations, and (ii) the validity, perfection or priority of the Liens will not be impaired by the execution, delivery and performance of the Merger Documents, and Borrower shall deliver an opinion of counsel as to such matters, in form and substance satisfactory to Administrative Agent, substantially in the form of the corresponding opinions of counsel delivered on the Closing Date.

               J. PAYMENT OF PUBLIC COMPANY COSTS. On or before the Merger Transaction Funding Date, Administrative Agent shall have received an Officer's Certificate of WRP, dated as of the Merger Transaction Funding Date, certifying and providing evidence to the Administrative Agent's satisfaction that WRP shall have sufficient funds for the payment of all public company costs of WRP through and including December 31, 2008.

               K. MANAGEMENT AGREEMENT. Administrative Agent shall have received a copy of the Management Agreement executed on or prior to the Merger Transaction Funding Date, accompanied by an Officer's Certificate certifying that the same is a true, correct and complete copy thereof, which Management Agreement shall be in form and substance satisfactory to Administrative Agent.

               L. FINANCIAL CONDITION CERTIFICATE. On the Merger Transaction Funding Date, Administrative Agent and Lenders shall have received a Financial Condition Certificate from the chief financial officer or executive vice president of Borrower dated the Merger Transaction Funding Date, substantially in the form of EXHIBIT VII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the transactions contemplated by this Agreement


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     and any other Credit Documents and the Related Agreements on the Merger
     Transaction Funding Date, Borrower will be Solvent.

          4.4  CONDITIONS TO ALL LOANS.

               The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

               A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Borrower.

               B. As of that Funding Date:

          (i) The representations and warranties contained in this Agreement and in the other Credit Documents executed on or prior to such Funding Date shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality or Material Adverse Effect, with respect to such representation and warranty the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that constitutes or would constitute an Event of Default or a Potential Event of Default;

          (iii) Each Credit Party shall have performed in all material respects all applicable agreements and covenants and satisfied all applicable conditions which this Agreement or any other Credit Document provides shall be performed or satisfied by it on or before that Funding Date; provided, that, if an agreement, covenant or condition is qualified as to materiality or Material Adverse Effect, with respect to such agreement, covenant or condition, the materiality or Material Adverse Effect qualifier set forth above shall be disregarded for purposes of this condition;

          (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date, and no litigation, inquiry or action shall be pending or threatened with respect to the making of Loans hereunder or the transactions contemplated hereby; and

          (v) There shall not be pending or, to the knowledge of Borrower and the other Credit Parties, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any the other Credit Parties or any property of Borrower or any of any the other Credit Parties that has not been disclosed by Borrower in writing pursuant to subsection 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Delayed Draw Term Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, could reasonably be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction


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     or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

               C. As of that Funding Date, if the Merger Transaction has not been consummated by the Merger Transaction Termination Date and Borrower intends to borrow Delayed Draw Term Loans or Revolving Loans in excess of Two Million Dollars ($2,000,000), then Administrative Agent shall have received the Pledge Agreement executed by all of the equity owners of Borrower and certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent), if any, representing all Capital Stock pledged pursuant to Pledge Agreement.

          4.5  CONDITIONS TO LETTERS OF CREDIT.

               The issuance of any Letter of Credit hereunder (whether or not the Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

               A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Delayed Draw Term Loans shall have been made.

               B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by a duly authorized Officer of Borrower on behalf of Borrower in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

               C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.4B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5. BORROWER'S REPRESENTATIONS AND WARRANTIES

          In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Borrower represents and warrants to Administrative Agent and each Lender as follows:

          5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

               A. ORGANIZATION AND POWERS. Each Credit Party is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation as specified in
     SCHEDULE 5.1 annexed hereto, as such SCHEDULE 5.1 may be supplemented from time to time pursuant to the provisions of this Agreement. Each Credit Party has all requisite corporate or limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Credit Documents to which it is a party and to carry out the transactions contemplated thereby.


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               B. QUALIFICATION AND GOOD STANDING. Each Credit Party is
     qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

               C. CONDUCT OF BUSINESS. The Credit Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.12 and are conducting their businesses in accordance with the terms and provisions of subsection 7.12.

               D. SUBSIDIARIES. All of the Subsidiaries of Borrower or any other Credit Party and their jurisdictions of organization are identified in
     SCHEDULE 5.1 annexed hereto, as such SCHEDULE 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The Capital Stock of each of such Subsidiary identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable, and none of such Capital Stock constitutes Margin Stock. Each such Subsidiary identified in SCHEDULE 5.1 annexed hereto (as so supplemented) is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. SCHEDULE 5.1 annexed hereto (as so supplemented) correctly and completely sets forth the ownership interests of Borrower and each other Credit Party in each of such Subsidiaries identified therein.

               E. REAL PROPERTY. No Credit Party owns any interest in real property other than the real property identified in SCHEDULE 5.5B annexed hereto.

          5.2 AUTHORIZATION OF BORROWING, ETC.

               A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of this Agreement and the other Credit Documents have been duly authorized by all necessary corporate action on the part of each Credit Party that is a party thereto.

               B. NO CONFLICT. The execution, delivery and performance by each Credit Party of this Agreement and the other Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated by this Agreement and the other Credit Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Credit Party, the Organizational Documents of any Credit Party or any order, judgment or decree of any court or other Government Authority binding on any Credit Party, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Liens created under any of the Credit Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of members, partners, stockholders or owners or any approval or consent of any Person under any Contractual Obligation of any Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.


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               C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by each Credit Party of this Agreement and the other Credit Documents to which it is a party and the consummation of the transactions contemplated by this Agreement and the other Credit Documents do not and will not require any Governmental Authorization or any other action to, with or by any Government Authority other than that which has been obtained.

               D. BINDING OBLIGATION. Each of this Agreement, the other Credit Documents and the Related Documents has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          5.3 FINANCIAL CONDITION.

               A. FINANCIAL STATEMENTS. Borrower has heretofore delivered to Lenders, at Lenders' request, the financial statements and information described in subsections 4.1G(i)(a) - (c) as they relate to Borrower and subsection 4.1G(ii)(a) as it relates to WRP. All such financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, on a consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and consolidating basis, where applicable) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnote disclosure and changes resulting from audit and normal year-end adjustments (which will not be material in the aggregate). None of Borrower and the other Credit Parties has (or will have following the funding of the initial Delayed Draw Term Loans) any Contingent Obligation (other than Contingent Obligations created under the Credit Documents, including, without limitation, any off-balance sheet transaction or any liability in respect thereof), contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Merger Transaction Funding Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Borrower and its Subsidiaries on a consolidated basis.

               B. PROJECTIONS. The projected financial statements delivered pursuant to subsection 4.1G(i)(d) as it relates to Borrower and subsection 4.1G(ii)(b) as it relates to WRP have been prepared by Borrower or WRP, where applicable, in light of the past operations of the businesses of Borrower and its Subsidiaries but including future payments of known contingent liabilities. Such projections are based upon the same accounting principles as those used in the preparation of the financial statements described above and the estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the time delivered, reflect or will reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein.

          5.4 NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS; NO INDEBTEDNESS.

               Since October 31, 2005, no event or change has occurred that has resulted in or evidences, or that could reasonably be expected to result in or evidence, either in any case or in the aggregate, a Material Adverse Effect. None of Borrower and the other Credit Parties has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior


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Payment or agreed to do so except as permitted by subsection 7.5. None of the
Borrower or the other Credit Parties have any Indebtedness except as permitted by subsection 7.1.

          5.5 TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.

               A. TITLE TO PROPERTIES; LIENS. The Credit Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection
     5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

               B. REAL PROPERTY. SCHEDULE 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in SCHEDULE 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and Borrower and the other Credit Parties do not have knowledge of any default that has occurred and is continuing thereunder that could be reasonably expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

               C. INTELLECTUAL PROPERTY.

          (i) Set forth on SCHEDULE 5.5C is a true, accurate and complete list of all Intellectual Property owned or licensed by Borrower and the other Credit Parties and that is material to the conduct of the respective owner's business as presently conducted. No license, franchise or other agreement with respect to such Intellectual Property has been entered into by Borrower, any other Credit Party or any of their respective Subsidiaries with a third party (other than licenses granted by Borrower, such other Credit Party or Subsidiaries in the ordinary course of their business, forms of which licenses have been provided to Lender). Except as set forth on SCHEDULE 5.5C, Borrower and the other Credit Parties are not currently aware of any Intellectual Property owned by any third party, which is valid and enforceable and which is needed by Borrower or any other Credit Party to conduct its business as currently conducted or contemplated. Borrower and the other Credit Parties have good, valid, subsisting, unexpired and enforceable title (free and clear of all liens, mortgages, encumbrances, security interests, claims, charges or pledges, other than Permitted Encumbrances), to all of the Intellectual Property owned or used by Borrower and the other Credit Parties that is material to the conduct of the respective owner's business as presently conducted.

          (ii) Except for common law copyrights and trademarks described in
     SCHEDULE 5.5C, each item constituting part of the Intellectual Property that is owned by Borrower or any other Credit Party or any of its Subsidiaries and is material to the conduct of the respective owner's business as presently conducted, has been duly and validly registered with, filed in or issued by, as the case may be, the PTO, the United States Copyright Office or the appropriate foreign


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     registry, and such registrations, filings and issuances remain in full force and effect, and there have been no material failures in complying with such requirements, and no registered copyrights, patents or trademarks have lapsed or been canceled or abandoned. Borrower and the other Credit Parties own or have the right to use, all Intellectual Property material to the conduct of their business as presently conducted. Borrower, each other Credit Party and their Subsidiaries have taken all reasonable measures to maintain and protect such Intellectual Property used in the conduct of their businesses.

          (iii) To the knowledge of Borrower and each other Credit Party, the conduct of its business as currently conducted does not infringe on or misappropriate, either directly or indirectly (such as through contributory infringement or inducement to infringe), the Intellectual Property rights of any Person, and the use by Borrower and each of the other Credit Parties of any Intellectual Property does not violate or cause a breach or default of any agreement, the violation of which could reasonably be expected to result in a Material Adverse Effect.

          (iv) To the knowledge of Borrower and each other Credit Party, no Person has, in any respect, interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property rights of Borrower or the other Credit Party, which rights are material to the conduct of the respective owner's business as presently conducted. No claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against Borrower or any other Credit Party, which are related to the Intellectual Property used or owned by Borrower or any other Credit Party, where such Intellectual Property is material to the conduct of the respective owner's business as presently conducted.

          (v) Neither Borrower nor any other Credit Party has received any written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration, order or other adversarial proceeding which could reasonably be expected to result in a Material Adverse Effect: (i) alleging infringement (or other violation) by either Borrower or any other Credit Party of Intellectual Property or other rights of any Person; or
     (ii) challenging the Borrower's or any other Credit Party's ownership or use of, or the validity, enforcement, registrability or maintenance of, any Intellectual Property owned or exclusively licensed by Borrower or any other Credit Party. No Intellectual Property owned by Borrower or any other Credit Party, which is material to the conduct of the respective owner's business as presently conducted, is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (vi) All Intellectual Property owned by Borrower or any other Credit Party, which is material to the conduct of the respective owner's business as presently conducted: (i) has been duly maintained where all maintenance, registration and renewal fees necessary to preserve the rights of the applicable owner in connection with such Intellectual Property have been paid in a timely manner; (ii) is valid and enforceable; and (iii) has not expired, been cancelled or abandoned.

          (vii) Neither Borrower nor any other Credit Party has entered into any consent, judgment, order, indemnification, forbearance to sue, settlement agreement, license or other arrangement that: (i) restricts Borrower's right or such other Credit Party's right, as applicable, to use any Intellectual Property owned by or licensed to Borrower or the other Credit Party, (ii) restricts the business of Borrower or any other Credit Party, as applicable, in order to accommodate a Person's Intellectual Property rights, and (iii) conveys a contractual right to a third party to use any Borrower or any other Credit Party Intellectual Property, which in any case could reasonably be expected to result in a Material Adverse Effect.


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          (viii) Each Person (including any current and former employee of or consultant to either Borrower or any other Credit Party) who has contributed to or participated in research and development activities of Borrower or any other Credit Party, has granted to Borrower or the other Credit Party, as applicable, on an exclusive and unrestricted basis, ownership of or a contractual right to use all Intellectual Property that is material to the conduct of the respective owner's business as presently conducted arising out of such Person's research and development activities. To the knowledge of Borrower and each other Credit Party, each of such party's employees has not utilized any Intellectual Property or trade secrets owned by such employee and created prior to such employee's employment by Borrower or the other Credit Party, as applicable.

          (ix) Except pursuant to agreements listed in SCHEDULE 5.8 and as could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any other Credit Party has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property or trade secret of such Person. To the knowledge of Borrower and each other Credit Party, the loss of such party's Intellectual Property is not pending or threatened, except for losses due to natural expiration and that could not reasonably be expected to result in a Material Adverse Effect.

          (x) Borrower and each other Credit Party have taken all reasonable security measures to protect the secrecy and confidentiality of such party's Intellectual Property, which is material to the conduct of the respective owner's business as presently conducted.

          (xi) To the knowledge of Borrower and each other Credit Party, each claim in patent (that is material to the conduct of the respective owner's business as presently conducted) owned by such party: (i) is valid, subsisting and enforceable; and (ii) there is no basis for a claim that any granted patent claim is not valid, subsisting and enforceable. None of the patents owned by Borrower or any other Credit Party that are material to the conduct of the respective owner's business as presently conducted have been abandoned. All assignment of rights necessary to vest full and complete ownership of the patents owned by Borrower or any other Credit Party have been executed by all inventors and correctly recorded in the United States Patent and Trademark Office or foreign registry, as applicable. Neither Borrower nor any other Credit Party is aware of any inventorship disputes regarding any patents owned by Borrower or a Credit Party.

          5.6 LITIGATION; COMPLIANCE WITH LAWS.

               There are no Proceedings (whether or not purportedly on behalf of any Credit Party) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any property, assets, business or revenues of any Credit Party and that
(i) individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) affect the legality, validity or enforceability of any of the Credit Documents or the Related Documents. No Credit Party (i) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is in violation of, or has violated any applicable laws (including Environmental
Laws), the violation of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.


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          5.7  PAYMENT OF TAXES.

               Except as set forth in SCHEDULE 5.7 annexed hereto and except to the extent permitted by subsection 6.3, all tax returns and reports of each Credit Party (and WRP from and after the Merger Transaction Funding Date) required to be filed by it have been timely filed, and all taxes due and payable by each such Credit Party (and WRP from and after the Merger Transaction Funding
Date) (or by any member or partner thereof with respect to such Credit Party (and WRP from and after the Merger Transaction Funding Date)) and all assessments, fees and other governmental charges upon any Credit Party (and WRP from and after the Merger Transaction Funding Date) (or on any member or partner thereof with respect to such Credit Party (and WRP from and after the Merger Transaction Funding Date)) and upon its properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. No Credit Party (or WRP from and after the Merger Transaction Funding Date) knows of any proposed tax assessment against any Credit Party (or WRP from and after the Merger Transaction Funding Date) (or against any member or partner thereof with respect to such Credit Party (or WRP from and after the Merger Transaction Funding Date)) that is not being actively contested by such Credit Party or (or WRP from and after the Merger Transaction Funding Date) in good faith (or such member or partner) and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

          5.8  PERFORMANCE OF AGREEMENTS; MATERIAL CONTRACTS.

               A. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

               B. No Credit Party is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

               C. SCHEDULE 5.8 contains a true, correct and complete list of all Material Contracts in effect, as such SCHEDULE 5.8 may be supplemented from time to time. Except as described on SCHEDULE 5.8, all such Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

          5.9  GOVERNMENTAL REGULATION.

               No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that limits its ability to incur Indebtedness or that may otherwise render all or any portion of the Obligations unenforceable.

          5.10 SECURITIES ACTIVITIES.

               A. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

               B. Following application of the proceeds of each Loan, not more than twenty-five (25%) of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a


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     consolidated basis) subject to the provisions of subsection 7.1(v) or 7.7 or subject to any restriction contained in any agreement or instrument, between Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 7.1(v), will be Margin Stock.

          5.11 EMPLOYEE BENEFIT PLANS.

               Except as set forth in SCHEDULE 5.11 annexed hereto:

               A. Each Credit Party and each of its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all obligations thereunder. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified;

               B. No ERISA Event has occurred or is reasonably expected to occur;

               C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party or any of its ERISA Affiliates;

               D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed Fifty Thousand Dollars ($50,000); and

               E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed Fifty Thousand Dollars ($50,000).

          5.12 CERTAIN FEES.

               Except as set forth in SCHEDULE 5.12 annexed hereto, no broker's or finder's fee or commission will be payable by the Borrower with respect to this Agreement or the other Credit Documents or any of the material transactions contemplated hereby, and Borrower hereby indemnifies Administrative Agent and Lenders against, and agree that it will hold Administrative Agent and Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

          5.13 ENVIRONMENTAL PROTECTION.

               Except as set forth in SCHEDULE 5.13 annexed hereto:

          (i) the operations of each Credit Party (including all operations and conditions at or in the Facilities) comply in all respects with all Environmental Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect;


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          (ii) each Credit Party has obtained all Governmental Authorizations under Environmental Laws necessary to its operations, and all such Governmental Authorizations are in good standing, and each Credit Party is in compliance with all terms and conditions of such Governmental Authorizations, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect;

          (iii) no Credit Party or any of its Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity, except as could not reasonably be expected to result in a Material Adverse Effect;

          (iv) no Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

          (v) there are and, to the knowledge of the Credit Parties, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Credit Party, except as could not reasonably be expected to result in a Material Adverse Effect; and

          (vi) no Credit Party or, to the knowledge of the Credit Parties, any predecessor of such Credit Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility; and no Credit Party's operations involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except as could not reasonably be expected to result in a Material Adverse Effect.

          5.14 EMPLOYEE MATTERS.

               There is no strike or work stoppage in existence or threatened involving any Credit Party that could reasonably be expected to result in a Material Adverse Effect.

          5.15 SOLVENCY.

               Each Credit Party is and, upon the incurrence of any Obligations by such Credit Party on any date on which this representation is made, will be, Solvent.

          5.16 MATTERS RELATING TO COLLATERAL.

               A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Credit Parties, together with (i) the actions taken on or prior to the Initial Funding Date pursuant to subsections 4.2I, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral shall be so delivered) shall be effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, except for any Collateral that is not required to be so perfected under the express terms of the Credit Documents, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens shall be duly made or taken and remain in full force and effect, other than the periodic filing of


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     UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

               B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Credit Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except (a) for filings or recordings contemplated by subsection 5.16A (except for any Collateral that is not required to be perfected under the express terms of the Credit Documents), (b) as may be required, in connection with the disposition of any Pledged Collateral or the exercise of Administrative Agent's and Lenders' rights and remedies in respect thereof and by laws generally affecting the offering and sale of securities and the enforcement of creditors rights generally, and (c) for accounts receivable of Governmental Authorities.

               C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.1(v), (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and
     (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

               D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not and will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

               E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Credit Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects. Other than as may be supplemented by written notices delivered to Administrative Agent pursuant to the Security Agreement or the Pledge
     Agreement:

          (i) the chief executive office and principal place of business of each Credit Party is as set forth in Part One of SCHEDULE 5.16E annexed hereto;

          (ii) the office where each Credit Party keeps its records concerning Accounts (as defined in the Security Agreement) and all originals of all chattel paper which evidence any Accounts is located at the address specified for such Credit Party in Part Two of SCHEDULE 5.16E annexed hereto;

          (iii) the location where each Credit Party keeps any Inventory (as defined in the Security Agreement) in the aggregate in excess of Fifty Thousand Dollars ($50,000) is at the address specified for such Credit Party in Part Three of SCHEDULE 5.16E annexed hereto, as such SCHEDULE 5.16E may be supplemented from time to time pursuant to the provisions of this Agreement; and

          (iv) other than as set forth in Part Four of SCHEDULE 5.16E annexed hereto, as such SCHEDULE 5.16E may be supplemented from time to time pursuant to the provisions of this Agreement, no Credit Party does any business under any fictitious business names or tradenames


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     or has done business under any fictitious business names or tradenames during the preceding five (5) years.

          5.17 RELATED AGREEMENTS.

               A. Delivery of Related Agreements. Borrower has delivered to Lenders complete and correct copies of each Related Agreement (including all exhibits, annexes and schedules thereto).

               B. WRP's and Merger Subsidiary's Warranties. Each of the representations and warranties given to or to be given to Borrower by WRP and the Merger Subsidiary in the Merger Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date, the Initial Funding Date and the Merger Transaction Funding Date.

               C. Warranties of Borrower. Each of the representations and warranties given or to be given by Borrower to WRP in the Merger Agreement is true and correct in all material respects as of the date hereof (or as of any earlier date to which such representation and warranty specifically relates) and will be true and correct in all material respects as of the Closing Date, the Initial Funding Date and the Merger Transaction Funding Date.

               D. Survival. Notwithstanding anything in the Merger Agreement to the contrary, the representations and warranties of Borrower set forth in subsections 5.17B and 5.17C shall, solely for purposes of this Agreement, survive the Closing Date for the benefit of Administrative Agent and Lenders.

          5.18 SUBORDINATED INDEBTEDNESS.

               The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Indebtedness of any of the Credit Parties.

          5.19 DEPOSIT ACCOUNTS.

               All of the Deposit Accounts of any Credit Party are identified in
SCHEDULE 5.19 annexed hereto, as such SCHEDULE 5.19 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xviii).

          5.20 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

               Except as permitted by subsection 7.9, no Credit Party has, directly or indirectly, entered into or permitted to exist any transaction, arrangement or agreement (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any class of equity Securities or any Capital Stock of any Credit Party or with any Affiliate of any Credit Party or of any such holder, on terms that are less favorable to the Credit Party or any Affiliate thereof, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided, however, that prior to the consummation of the Merger Transaction, Borrower shall be permitted to issue stock options to management and key employees pursuant to its current stock option plan in the ordinary course of business consistent with its past practices. All material transactions, arrangements and agreements of any Credit Party (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any class of equity Securities or any Capital Stock of any Credit Party or with


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any Affiliate of any Credit Party or of any such holder are disclosed in reasonable detail in SCHEDULE 5.20 annexed hereto.

          5.21 DISCLOSURE.

               No representation or warranty of any Credit Party contained in this Agreement or in any other Credit Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated by this Agreement, any other Credit Document or any Related Agreement contains any untrue statement of a material fact or omits to state a material fact (known to such Credit Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Credit Party to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 6. BORROWER'S AFFIRMATIVE COVENANTS

               Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and all other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 6.

          6.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

               Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent and Lenders:

               (i) Events of Default, etc.: Promptly upon any officer of any Credit Party obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, or that could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action such Credit Party has taken, is taking and proposes to take with respect thereto;


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               (ii) Monthly Financial Information: as soon as available and in any event within twenty (20) days after the end of each month (except months in which quarterly financial statements are delivered under subsection 6.1(iii)), the internally generated consolidated and consolidating statements setting forth the revenue in accordance with GAAP of each of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower or other Officer of Borrower acceptable to Administrative Agent that they fairly present, in all material respects, the revenues of Borrower and its Subsidiaries for the periods indicated, subject to changes resulting from audit and normal year-end adjustments (which shall not be material, either individually or in the aggregate);

               (iii) Quarterly Financials: as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter ending in a given Fiscal Year), if the Merger Transaction is consummated (a) (i) the consolidated balance sheets of WRP and its Subsidiaries and the related consolidated statements of income and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter on a comparative basis with the corresponding periods of the previous Fiscal Year as contained in the quarterly report on Form 10-Q as filed with the SEC by WRP, (ii) consolidating financial statements which identify the balance sheet and statements of income and cash flows of Borrower, when added to the balance sheets and income statements of WRP's other Subsidiaries and the consideration of intercompany eliminations, equals the amounts presented for each balance sheet and income statement period as presented by WRP as identified in (i) above, and (iii) a certification by the chief financial officer of Borrower and WRP reasonably acceptable to Administrative Agent that the statements referred to in
          (i) and (ii) above fairly present, in all material respects, the financial condition, results of operations and cash flows for the periods indicated of WRP and the consolidating balance sheets and income statements which present the related information of the Borrower, subject to changes resulting from audit and normal year-end adjustments (which shall not be material, either individually or in the aggregate) and (b) the description of business and results of operations as presented in Management's Discussion and Analysis of Financial Condition and Results of Operations as contained in the quarterly report on Form 10-Q as filed with the SEC by WRP; provided that prior to the consummation of the Merger Transaction and/or if the Merger Transaction does not occur, from and after the Merger Transaction Termination Date, Borrower will deliver (y) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, shareholder's equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower or other Officer of Borrower reasonably acceptable to Administrative Agent that they fairly present, in all material respects, the financial condition, results of operations and cash flows for the periods indicated of Borrower and its Subsidiaries, subject to changes resulting from audit and normal year-end adjustments (which shall not be material, either individually or in the aggregate), and (z) a brief narrative report describing the operations and liquidity of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

               (iv) Year-End Financials: as soon as available and in any event within ninety (90) days after the end of each Fiscal Year (including, for the avoidance of doubt, any stub or partial periods resulting from any change in the fiscal year of Borrower and its Subsidiaries), if the


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          Merger Transaction is consummated, (a) (i) the consolidated balance sheets of WRP and its Subsidiaries and the related consolidated statements of income, shareholder's equity and cash flows for such Fiscal Year on a comparative basis with the corresponding previous Fiscal Year as contained in the annual report on Form 10-K as filed with the SEC by WRP, (ii) consolidating financial statements which identify the balance sheet and income statements of Borrower, when added to the balance sheets and income statements of WRP's other Subsidiaries and the consideration of intercompany eliminations, equals the amounts presented for each balance sheet and income statement period as presented by WRP as identified in (i) above and
          (iii) a certification by the chief financial officer of Borrower and WRP reasonably acceptable to the Administrative Agent that the statements referred to in (i) and (ii) above fairly present, in all material respects, the financial condition, results of operations and cash flows for the Fiscal Years indicated of WRP and the consolidating balance sheets and income statements which present the related information of Borrower, (b) the description of business and results of operations as presented in Management's Discussion and Analysis of Financial Condition and Results of Operations as contained in the annual report on Form 10-K as filed with the SEC by WRP and (c) (1) prior to the Merger Transaction Termination Date, in the case of Borrower's financial statements, reports thereon of Marks Paneth & Shron LLP, or other independent certified public accountants selected by Borrower and reasonably satisfactory to Administrative Agent, and
          (2) from and after the consummation of the Merger Transaction, in the case of WRP's and Borrower's financial statements, reports thereon of Ernst & Young LLP, or other independent certified public accountants selected by WRP and reasonably satisfactory to Administrative Agent, which reports shall be unqualified, shall express no doubts about the ability of any or all of Borrower and its Subsidiaries and WRP and its Subsidiaries, as applicable, to continue as a going concern, and as applicable to such report, (i) shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and WRP and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements), (ii) shall state that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (iii) only in the event that the Merger Transaction is consummated, the report will include a statement with regards to the consolidating financial statements as indicated in (a) (ii) above that such consolidating financial statements were subjected to the auditing procedures as applied in the audit of the basic WRP financial statements and that such consolidating financial statements are fairly stated in relation to the basic WRP financial statements when taken as a whole; provided that prior to the consummation of the Merger Transaction and/or if the Merger Transaction does not occur, from and after the Merger Transaction Termination Date, Borrower will deliver (y) the consolidated balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, shareholder's equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or other Officer of Borrower reasonably acceptable to Administrative Agent that they fairly present, in all material respects, the financial condition, results of operations and cash flows for the Fiscal Years indicated of Borrower and its Subsidiaries as at the dates indicated and (z) the report is from a firm as described in (iv)(c)(1) above and in a form as required by (iv)(c)(i) above for Borrower;

               (v) Officers' and Compliance Certificates: if the Merger Transaction is consummated, together with each delivery of financial statements pursuant to subsections 6.1(ii), 6.1(iii) and 6.1(iv) above and promptly following the completion of the audit examination of each Fiscal Year by WRP's and Borrower's independent certified public accountants, (a) an Officer's


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          Certificate of Borrower stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of WRP, Borrower and their Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that Borrower and its Subsidiaries do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto, and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the covenants contained in Section 7.6; provided, that from and after the Merger Transaction Termination Date, Borrower shall not be required to provide the foregoing financial information for WRP;

               (vi) Reconciliation Statements:

                    (a) if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in subsection 5.3, the consolidated and consolidating financial statements of WRP, Borrower and their Subsidiaries delivered pursuant to subsections 6.1(ii), 6.1(iii), 6.1(iv) or 6.1(xiii) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subsections 6.1(ii), 6.1(iii), 6.1(iv) or 6.1(xiii) following such change, consolidated and consolidating financial statements of WRP, Borrower and their Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subsections 6.1(ii), 6.1(iii), 6.1(iv) or 6.1(xiii) following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of each of WRP and Borrower or other Officer of each of WRP and Borrower acceptable to Administrative Agent setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) that would have resulted if such financial statements had been prepared without giving effect to such change; provided, that from and after the Merger Transaction Termination Date, Borrower shall not be required to provide the foregoing reconciliation statements for WRP; provided further that the foregoing reconciliation statements shall not be required for changes related to liquidation accounting for WRP; and

                    (b) to the extent the audited financial statements delivered pursuant to subsection 6.1(iv) differ in any material respect from the consolidated and consolidating financial statements of WRP, Borrower and their Subsidiaries delivered pursuant to subsection 6.1(iii) above, then Borrower shall deliver with such audited financial statements a written statement of the chief accounting officer or chief financial officer of each of WRP, Borrower and their Subsidiaries or by any executive officer of WRP, Borrower and their Subsidiaries designated by any of the above-described officers on behalf of WRP, Borrower and their Subsidiaries in a writing delivered to Administrative Agent (together with an adjusted Compliance Certificate) setting forth the differences (including any differences that would affect any calculations relating to the financial


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               covenants set forth in subsection 7.6), and the Applicable Margin and related rate of interest shall be adjusted accordingly on a retroactive basis to the date that the change should have occurred; provided, that from and after the Merger Transaction Termination Date, Borrower shall not be required to provide the foregoing reconciliation statements for WRP;

               (vii) Accountants' Certification: together with each delivery of consolidated and consolidating financial statements pursuant to subsection 6.1(iv), a written statement in the form of EXHIBIT XIV to this Agreement by the independent certified public accountants giving the report thereon stating whether, in connection with their audit examination, anything came to their attention that caused them to believe that Borrower failed to comply with the terms, covenants, provisions or conditions of this Agreement insofar as they related to accounting matters;

               (viii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), complete copies of all reports submitted to any Credit Party by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of WRP, Borrower and their Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit; provided, that from and after the Merger Transaction Termination Date, Borrower shall not be required to provide the foregoing accountants' reports for WRP;

               (ix) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by WRP or any Credit Party to its members, partners, stockholders or other security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by WRP or any Credit Party with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority, and (c) all press releases and other statements made available generally by WRP or any Credit Party to the public concerning material developments in the business of WRP, Borrower or any of their Subsidiaries; provided, that from and after the Merger Transaction Termination Date, Borrower shall not be required to provide the foregoing documentation for WRP;

               (x) Litigation or Other Proceedings: promptly upon any Officer of any Credit Party obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting any Credit Party or any property of any Credit Party not previously disclosed in writing by the Credit Parties to Administrative Agent and Lenders or (2) any material development in any Proceeding that, in any case of (1) or (2):

                    (a) if adversely determined, could reasonably be expected to result in a Material Adverse Effect; or

                    (b) seeks to enjoin or otherwise prevent the consummation
               of, or to recover any damages or obtain relief as a result of, the Merger Transaction or the Loans contemplated hereby;

     written notice thereof together with, if so requested by Administrative Agent, such other information as may be reasonably available to the Credit Parties to enable Administrative Agent, Lenders and their counsel to evaluate such matters;


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               (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Credit Party or its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

               (xii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, (b) all notices received by any Credit Party or its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

               (xiii) Financial Plans: as soon as practicable and in any event no later than thirty (30) days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), consisting of (a) forecasted monthly consolidated statements of income and forecasted monthly consolidated statements of cash flows of Borrower and its Subsidiaries for such Fiscal Year, together with an explanation of the key assumptions on which such forecasts are based and with the line items presented in the same manner as in the financial statements delivered pursuant to subsections 6.1(ii), 6.1(iii) and 6.1(iv) above,
          (b) a forecasted consolidated summary statement of cash flows of WRP and its Subsidiaries for such Fiscal Year, together with an explanation of the key assumptions on which such forecasts are based, and (c) such other information and projections as Administrative Agent or any Lender may reasonably request;

               (xiv) Insurance: as soon as practicable after any material change in insurance coverage maintained by any or all of Borrower and its Subsidiaries, notice thereof to Administrative Agent specifying the changes and reasons therefor;

               (xv) Governing Body: with reasonable promptness, written notice of any change, directly or indirectly, in the Governing Body of any Credit Party;

               (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Borrower after the Closing Date, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Borrower and (b) all of the data required to be set forth in SCHEDULE 5.1 annexed hereto with respect to all Subsidiaries of Borrower (it being understood that such written notice shall be deemed to supplement SCHEDULE 5.1 annexed hereto for all purposes of this Agreement);

               (xvii) Material Contracts: promptly, and in any event within ten
          (10) Business Days after any Material Contract is terminated or amended in a manner that is materially adverse to any Credit Party, or any new Material Contract is entered into, a written statement describing such event with true, correct and complete copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto; and

               (xviii) Deposit Accounts: promptly upon the opening by any Credit Party of any Deposit Account on or after the Closing Date, a written notice setting forth with respect to such Credit Party all of the data required to be set forth in SCHEDULE 5.19 annexed hereto with respect to any Credit Party (it being understood that such written notice shall be deemed to supplement SCHEDULE 5.19 annexed hereto for all purposes of this Agreement); and


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               (xix) Other Information: with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Administrative Agent or any Lender.

          6.2 EXISTENCE, ETC.

               Except for the consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2) and as otherwise permitted under subsection 7.7, each Credit Party will, and will cause its Subsidiaries to, at all times (a) preserve and keep in full force and effect its existence in the jurisdiction of organization specified on SCHEDULE 5.1 and all rights and franchises material to its business and (b) comply with all terms and provisions of all franchises, licenses, permits, agreements and leases to which it is a party or by which its is bound, and shall suffer no loss or forfeiture thereof or thereunder, the failure or loss of which could reasonably be expected to result in a Material Adverse Effect.

          6.3 PAYMENT OF TAXES AND CLAIMS; TAX.

               A. Each Credit Party will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of their properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

               B. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than with the other Credit Parties and WRP and its Subsidiaries).

          6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

               A. MAINTENANCE OF PROPERTIES. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of such Credit Party and its Subsidiaries (including all Intellectual Property), and from time to time will make or cause to be made all appropriate or necessary repairs, renewals and replacements thereof, the failure of which could reasonably be expected to result in a Material Adverse Effect.

               B. INSURANCE. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of such Credit Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of established reputation and of similar size and location engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise


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     on such terms and conditions as shall be customary for companies similarly situated in the industry. Without limiting the generality of the foregoing, each Credit Party will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of Five Hundred Thousand Dollars ($500,000) and provides for at least thirty (30) days' prior written notice to Administrative Agent of any modification or cancellation of such policy.

               C. APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

               (i) Business Interruption Insurance. Upon receipt by any Credit Party or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
          (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower or its applicable Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B;

               (ii) Net Insurance/Condemnation Proceeds Received by Borrower. Upon receipt by any Credit Party or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Borrower may deliver to Administrative Agent an Officer's Certificate setting forth (1) that portion of such Net Insurance/Condemnation Proceeds (the "PROPOSED INSURANCE REINVESTMENT PROCEEDS") that such Credit Party or such Subsidiary intends to use within one hundred eighty (180) days of such date of receipt to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvest in Eligible Assets and (2) the proposed use of the Proposed Insurance Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request, such Credit Party shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, if required by the Administrative Agent, Borrower shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

               (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Borrower would have been required to apply such Net


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          Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Borrower hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed Five Hundred Thousand Dollars ($500,000), Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Borrower, and Borrower shall, or shall cause one or more of the other Credit Parties and their respective Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds Five Hundred Thousand Dollars ($500,000), Administrative Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Security Agreement and, so long as Borrower, any other applicable Credit Parties and their applicable Subsidiaries proceed diligently to repair, restore or replace the assets of Borrower or such other applicable Credit Party or Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Borrower or such other applicable Credit Party or Subsidiary from the Collateral Account (as defined in the Security Agreement), to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects' certificates); provided, however that if at any time Administrative Agent reasonably determines (A) that Borrower or such other applicable Credit Party or Subsidiary are not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Borrower, the other Credit Parties and their Subsidiaries for such purpose, or that such repair, restoration or replacement cannot be completed within one hundred eighty (180) days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and the Credit Parties hereby authorize Administrative Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

          6.5 INSPECTION RIGHTS; LENDER MEETING.

               A. INSPECTION RIGHTS. Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or any Lender to visit and inspect any of the properties of such Credit Party or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Borrower may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

               B. LENDER MEETING. Without limiting the generality of subsection 6.5A, Borrower will, and will cause the other Credit Parties and their Subsidiaries, upon the request of


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     Administrative Agent or Requisite Lenders to, participate in a meeting of
     Administrative Agent and Lenders once during each Fiscal Year to be held at Borrower's principal offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

          6.6  COMPLIANCE WITH LAWS.

               Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws). Each Credit Party shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, in full force and effect, all licenses, permits, franchises or other Governmental Authorizations and approvals (including those required under all Environmental Laws) necessary to conduct their respective businesses and own, acquire or dispose of their respective properties that are material to the conduct of their respective businesses.

          6.7  ENVIRONMENTAL MATTERS.

               A. ENVIRONMENTAL REVIEW AND INVESTIGATION. Each Credit Party agrees that Administrative Agent may, at any time that Administrative Agent determines in its reasonable discretion, (i) retain, at Borrower's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for any Credit Party or any of its Subsidiaries that any violation of Environmental Laws or risk of any Environmental Claim may exist or (ii) in the event (a) Administrative Agent reasonably believes that any Credit Party or any of its Subsidiaries has breached any representation, warranty or covenant contained in subsection 5.6, 5.13, 6.6 or 6.7 or that there has been a material violation of Environmental Laws at any Facility or by such Credit Party or any of its Subsidiaries at any other location or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Credit Party or any of its Subsidiaries, the Credit Parties shall only be obligated to use their commercially reasonable efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting such a review and/or investigation, the Credit Parties hereby grant to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by any Credit Party or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Borrower and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to unreasonably interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Each Credit Party and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Credit Documents. Administrative Agent agrees to deliver a copy of any such report to Borrower with the understanding and agreement that the Credit Parties acknowledge and agree that (x) they will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to the Credit Parties' use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Borrower, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.


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               B. ENVIRONMENTAL DISCLOSURE. Borrower will deliver to
     Administrative Agent and Lenders:

          (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Credit Party or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility;

          (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws,
     (b) any remedial action taken by any Credit Party or any of its Subsidiaries or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims, or (2) any Environmental Claims, and (c) any Credit Party's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

          (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by any Credit Party or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any Government Authority that suggests such agency is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

          (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by any Credit Party or any of its Subsidiaries that could reasonably be expected to (1) expose any Credit Party or any of its Subsidiaries to, or result in, Environmental Claims, or
     (2) affect the ability of any Credit Party or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and
     (b) any proposed action to be taken by any Credit Party or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject any Credit Party or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

               C. ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

          (i) Remedial Actions Relating to Hazardous Materials Activities. Each Credit Party shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.


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          (ii) Actions with Respect to Environmental Claims and Violations of
     Environmental Laws. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to
     (i) cure any material violation of applicable Environmental Laws by any Credit Party or any of its Subsidiaries, and (ii) make an appropriate response to any Environmental Claim against any Credit Party or any of its Subsidiaries and discharge, in all material respects, any obligations it may have to any Person thereunder.

          6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

               A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary of Borrower after the date hereof, Borrower will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a Subsidiary Guaranty and a counterpart of the Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.2I) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents. In addition, as provided in the Security Agreement, Borrower shall, or shall cause the Subsidiary that owns the Capital Stock of such Person, to execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

               B. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. Borrower shall deliver to Administrative Agent, together with such Credit Documents, (i) certified copies of such Subsidiary's Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization and each other state in which such Subsidiary is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Credit Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Credit Documents, (iii) an executed supplement to the Security Agreement evidencing the pledge of the Capital Stock of such Subsidiary by Borrower or a Subsidiary of Borrower that owns such Capital Stock, accompanied by any certificate evidencing such Capital Stock, together with irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to Administrative Agent, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Credit Documents, (c) the enforceability of such Credit Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Credit Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.


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          6.9  MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

               A. ADDITIONAL MORTGAGES, ETC. From and after the Closing Date, at the request of Administrative Agent in its discretion, in the event that
     (i) Borrower or any Subsidiary Guarantor acquires any fee interest in material real property or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in material real property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where any or all of Borrower and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an "ADDITIONAL MORTGAGED PROPERTY"), Borrower or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage (an "ADDITIONAL MORTGAGE"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such Additional Mortgaged Property; and such Leasehold Collateral Assignments, Leasehold Consent and Estoppels, opinions, appraisal, documents, title insurance, environmental reports that may be reasonably required by Administrative Agent.

               B. REAL ESTATE APPRAISALS. Borrower shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

          6.10 INTEREST RATE PROTECTION.

               If at any time as of or after the Initial Funding Date, the Total Leverage Ratio is greater than 3.50:1.00, then, within sixty (60) days thereafter, Borrower will obtain, and thereafter shall maintain in full force and effect at all times for a minimum of three (3) years, one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal amount of not less than fifty percent (50%) of the aggregate principal amount of the Total Debt outstanding, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent and with a term of not less than three (3) years; provided that Borrower shall have no obligation to obtain or maintain Interest Rate Agreements in an aggregate notional principal amount exceeding Twelve Million Five Hundred Dollars ($12,500,000).

          6.11 CASH MANAGEMENT.

               Each Credit Party shall, and shall cause each of its Subsidiaries to, use and maintain their Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. On or prior to the Initial Funding Date and at all times thereafter, the Credit Parties shall, or shall cause each of their respective Subsidiaries to, (i) deliver to Administrative Agent and maintain in full force and effect a Control Agreement in respect of each material Deposit Account as designated by the Administrative Agent in its reasonable discretion, and (ii) take all other steps necessary or, in the opinion of Administrative Agent in its reasonable discretion, desirable to ensure that Administrative Agent has a perfected security interest in each such material Deposit Account.


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SECTION 7. BORROWER'S NEGATIVE COVENANTS

               Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party and their respective Subsidiaries to perform, all covenants in this
Section 7.

          7.1  INDEBTEDNESS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (i) The Credit Parties may become and remain liable with respect to the Obligations;

          (ii) Borrower and its Subsidiaries may become and remain liable with respect to Interest Rate Agreement Obligations and Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Interest Rate Agreement Obligations and Contingent Obligations so extinguished;

          (iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness existing as of the Closing Date that is identified in SCHEDULE 7.1(III) annexed hereto, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount may be reduced following the Closing Date) and on material terms and conditions no more onerous to Borrower and its Subsidiaries than the terms and conditions of the Indebtedness being refinanced; provided that Borrower shall repay the Existing Senior Indebtedness in full on or prior to the Initial Funding Date;

          (iv) Borrower may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any wholly-owned Subsidiary of Borrower may become and remain liable with respect to Indebtedness to Borrower or any Subsidiary Guarantor; provided that (a) a Lien on all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (b) such intercompany Indebtedness shall be evidenced by a promissory note or other instrument in form and substance acceptable to Administrative Agent, and such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement; and

          (v) Borrower and its Subsidiaries may become and remain liable with respect to additional Indebtedness in respect of Capital Leases and purchase money security interests permitted under subsection 7.2A(iv) and other unsecured Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) at any time outstanding.

          7.2  LIENS AND RELATED MATTERS.

               A. PROHIBITION ON LIENS. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower, any other Credit Party or any of their Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of


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     any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

          (i) Permitted Encumbrances;

          (ii) Liens granted pursuant to the Collateral Documents;

          (iii) Liens existing as of the Closing Date and disclosed in SCHEDULE 7.1(III) securing Indebtedness described in subsection 7.1(iii), and the refinancing of such Indebtedness; provided that no such Liens shall encumber any additional property and the amount of Indebtedness secured by such Liens is not increased from that existing on the Closing Date (as such Indebtedness may have been permanently reduced subsequent to the Closing
     Date); provided that all Liens securing the Existing Senior Indebtedness shall be terminated on or prior to the Initial Funding Date; and

          (iv) Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Borrower or any Subsidiary Guarantor or to secure any Indebtedness permitted hereby incurred by Borrower or any Subsidiary Guarantor at the time of or within ninety (90) days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that all such Liens do not, at any time, in the aggregate secure Indebtedness in excess of the difference of One Million Dollars ($1,000,000) minus the amount of other Indebtedness permitted under subsection 7.1(v) at such time outstanding.

               B. EQUITABLE LIEN IN FAVOR OF LENDERS. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it or they shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

               C. NO FURTHER NEGATIVE PLEDGES. Except as provided in this Agreement and the other Credit Documents, none of the Credit Parties and their respective Subsidiaries shall enter into any agreement (other than an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its or their properties or assets, whether now owned or hereafter acquired except for Liens on assets securing debt under subsections 7.1(iii) and 7.1(v).

               D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWER OR OTHER SUBSIDIARIES. Except as expressly provided in this Agreement, the Credit Parties will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by such Credit Party or any other Subsidiary of such Credit Party, (ii) repay or prepay any Indebtedness owed by such Subsidiary to such Credit Party or any other Subsidiary of such Credit Party, (iii) make loans or advances to such Credit Party or any other Subsidiary of such Credit Party, or (iv) transfer any of its property or assets to such Credit Party or any other Subsidiary of such Credit Party.


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          7.3  INVESTMENTS; ACQUISITIONS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

          (i) Borrower and the Subsidiary Guarantors may make and own Investments in Cash Equivalents;

          (ii) The Credit Parties and their respective Subsidiaries may continue to own the Investments owned by them as of the Closing Date (and the Merger Transaction Funding Date after the consummation of the Merger Transaction) in any of their respective Subsidiaries;

          (iii) The Credit Parties may make intercompany loans to the extent permitted under subsection 7.1(iv);

          (iv) Borrower and its Subsidiaries may make Other Capital Expenditures permitted by subsection 7.8;

          (v) Borrower may make and own Investments in Subsidiaries in connection with Permitted Acquisitions permitted under subsection 7.7; provided that such Subsidiaries have executed all documents and delivered all items required to be executed or delivered by such Subsidiaries pursuant to subsections 6.8 and 6.9; and

          (vi) Permitted Acquisitions.

          7.4  CONTINGENT OBLIGATIONS; HEDGING OBLIGATIONS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation or Hedging Obligation, except:

          (i) Borrower may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

          (ii) Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty and the other Credit Documents;

          (iii) Borrower and its Subsidiaries may become and remain liable with respect to Interest Rate Agreement Obligations under Interest Rate Agreements required under subsection 6.10; and

          (iv) The Credit Parties may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Acquisitions and Asset Sales or other sales of assets permitted hereunder.


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          7.5  RESTRICTED JUNIOR PAYMENTS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby and the payment shall be subordinated to the Obligations on terms satisfactory to Administrative Agent:

          (i) From and after the consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), the Credit Parties may make Permitted Tax Distributions;

          (ii) From and after the consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), Borrower may pay Management Fees pursuant to the Management Agreement; provided, however, such Management Fees shall not include the payment of any public company costs, fees or expenses (whether internal or external) until after December 31, 2008;

          (iii) In addition to the above, if the Merger Transaction is consummated in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), after December 31, 2008, through the Final Maturity Date, Borrower may pay Management Fees comprised of public company costs, fees or expenses (whether internal or external), provided that no Potential Event of Default or Event of Default shall have occurred and be continuing and after giving effect to the payment of such public company costs, fees or expenses, the Leverage Ratio shall not exceed 2.50:1.00, and Borrower shall have delivered an Officer's Certificate, in form and substance reasonably satisfactory to Administrative Agent, to such effect and demonstrating such compliance, including all appropriate calculations and attachments; and

          (iv) From and after the consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), if no Potential Event of Default or Event of Default shall have occurred and be continuing and the Leverage Ratio shall not exceed 3.50:1.00, Borrower may purchase or redeem any Capital Stock issued to WRP in accordance with subsection 2.4B(iii)(c)(3) in an aggregate amount of up to Two Million Dollars ($2,000,000).

          7.6  FINANCIAL COVENANTS.

               A. MINIMUM FIXED CHARGE COVERAGE RATIO. Borrower shall not permit, at any time, the ratio of (i) EBITDA for the immediately preceding four (4) Fiscal Quarter period to (ii) Fixed Charges for such period to be less than 1.10:1.00.

               B. MAXIMUM TOTAL LEVERAGE RATIO. Borrower shall not permit, at any time, the Total Leverage Ratio as at any date during any of the periods set forth below to exceed the correlative ratio indicated:


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

                PERIOD
-------------------------------------
 FISCAL YEAR END     FISCAL YEAR END           MAXIMUM
    OCTOBER 31         DECEMBER 31      TOTAL LEVERAGE RATIO
-----------------   -----------------   --------------------
Closing - 4/30/07   Closing - 3/31/07         5.25:1.00
5/1/07 - 10/31/07    4/1/07 - 9/30/07         4.75:1.00
11/1/07 - 4/30/08   10/1/07 - 3/31/08         4.25:1.00
 5/1/08 - 1/31/09   4/1/08 - 12/31/08         3.50:1.00
 2/1/09 - 7/31/09    1/1/09 - 6/30/09         3.00:1.00
 8/1/09 - 1/31/10   7/1/09 - 12/31/09         2.50:1.00
    Thereafter          Thereafter            2.00:1.00

               C. MINIMUM INTEREST COVERAGE RATIO. Borrower shall not permit the ratio of (i) EBITDA for the immediately preceding four (4) Fiscal Quarter period ending at any time during any of the periods set forth in the table below to (ii) Cash Interest Expense for such period to be less than the correlative ratio indicated:

                PERIOD
--------------------------------------
 FISCAL YEAR END      FISCAL YEAR END
    OCTOBER 31          DECEMBER 31      MINIMUM RATIO
------------------   -----------------   -------------
Closing - 10/31/07   Closing - 9/30/07     2.00:1.00
11/1/07 - 10/31/08   10/1/07 - 9/30/08     2.25:1.00
    Thereafter          Thereafter         2.50:1.00

               D. CERTAIN CALCULATIONS. With respect to any period during which a Permitted Acquisition occurs, for purposes of determining EBITDA, Cash Interest Expense and Fixed Charges pursuant to subsection 7.6 and for purposes of calculating Total Leverage Ratio under this Agreement, such determination shall be made with respect to such period on a pro forma basis by (i) adding (without duplication) to the amount of such EBITDA (determined as if all references to Borrower and its Subsidiaries in the definition of "EBITDA" and in the definitions of the components thereof were references to the business that is the subject of the Permitted Acquisition) for such business so acquired for the most recent immediately preceding four (4) Fiscal Quarter period for which historical financial statements are available, and, further, making reasonable pro forma adjustments thereto, if any, satisfactory to Administrative Agent, (ii) assuming that any related borrowings occurred on the first day of such period and adding (without duplication) to the amount


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

     of such Cash Interest Expense the pro forma interest accrued on such borrowings, calculated as an amount equal to the product of (a) actual Cash Interest Expense attributable to such borrowings (based on the actual interest rate requested and received by Borrower in connection with such Permitted Acquisition) during the period from the date such borrowings were made to the date of determination multiplied by (b) the ratio (1) 365 to
     (2) the number of days in such period, all such calculations to be reasonably satisfactory to Administrative Agent.

          7.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES; PERMITTED ACQUISITIONS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, alter their respective corporate, limited liability company, limited partnership, capital or legal structures, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of their business, property or assets (including their notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property, or assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person or create any additional Subsidiaries, except:

          (i) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

          (ii) Borrower and its Subsidiaries may (a) sell or otherwise dispose of assets in transactions that do not constitute Asset Sales and (b) may make Asset Sales of assets having a fair market value not in excess of Two Hundred Fifty Thousand ($250,000) individually or in the aggregate for a Fiscal Year, provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (y) the sole consideration received shall be cash, and (z) the proceeds of such asset sales or other disposition shall be applied as required by subsection 2.4B(iii)(a), subsection 2.4D or subsection 7.7;

          (iii) Borrower may consummate the Merger Transaction in accordance with the terms and conditions hereof, provided that all of the conditions set forth in subsections 4.2 and 4.4 have been satisfied; and

          (iv) On and after the Merger Transaction Termination Date, Borrower and its Subsidiaries may make acquisitions of Real Estate Market Information Assets (in each case a "PERMITTED ACQUISITION"), subject to satisfaction of each of the following conditions:

               (a) Administrative Agent and Lenders shall receive at least fifteen (15) Business Days' prior written notice (or such shorter period as Administrative Agent may agree) of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

               (b) Concurrently with delivery of the notice referred to in clause (a) above, Borrower shall have delivered to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent:

                    (I) such historical financial statements of the Real Estate
               Market Information Assets to be acquired as Administrative Agent shall, in its sole discretion, request (the "HISTORICAL FINANCIAL STATEMENTS");


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

                    (II) a pro forma consolidated balance sheet and statements of operations and cash flows of Borrower and its Subsidiaries (the "ACQUISITION PRO FORMA"), based on recent financial statements and including pro forma EBITDA adjustments approved by Administrative Agent, which financial statements shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, no Event of Default or Potential Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower and its Subsidiaries would have been in compliance with requirements set forth in
               Section 7 (including the financial covenants set forth in subsection 7.6) for the four (4) Fiscal Quarter period reflected in the Compliance Certificate most recently delivered to Administrative Agent pursuant to subsection 6.1(v) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), provided that the actual Total Leverage Ratio on the Permitted Acquisition closing date, taking into account substantially all of the closing costs and related expenses, shall be at least twenty-five
               (25) basis points less than the maximum Total Leverage Ratio for the next Fiscal Quarter end;

                    (III) updated versions of the most recently delivered
               projected financial statements of Borrower and its Subsidiaries (the "ACQUISITION PROJECTIONS"), which projected financial statements shall be based upon historical financial data of a recent date reasonably satisfactory to Administrative Agent and Requisite Lenders, taking into account such Permitted Acquisition; and

                    (IV) a certificate of the chief financial officer of
               Borrower or other Officer of Borrower acceptable to Administrative Agent to the effect that (x) the applicable Historical Financial Statements fairly present, in all material respects, the financial condition of the applicable Real Estate Market Information Assets as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (y) the Acquisition Pro Forma fairly presents in all material respects the financial condition of Borrower, its Subsidiaries, and the Real Estate Market Information Assets as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrower, its Subsidiaries and the applicable Real Estate Market Information Assets subsequent to the date thereof based upon the historical performance of Borrower, its Subsidiaries and the applicable Real Estate Market Information Assets and show that Borrower shall continue to be in compliance with the financial covenants set forth in subsection 7.6 through the later of Final Maturity Date, and (z) Borrower has completed its due diligence investigation with respect to the applicable Real Estate Market Information Assets and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered and acceptable to Administrative Agent.


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

               (c) at least ten (10) days prior to the date of such Permitted Acquisition, Administrative Agent and Lenders shall have received, in form and substance reasonably satisfactory to Administrative Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent including those specified in the subsections 6.8 and 6.9;

               (d) with respect to any proposed Permitted Acquisition, if the purchase price or other consideration (including without limitation, all deferred payments, non-compete or consulting payments, all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected or to be reflected in a consolidated balance sheet of Borrower and its Subsidiaries) therefor exceeds Five Million Dollars ($5,000,000), then such proposed Permitted Acquisition shall have been approved in advance in writing by the Requisite Lenders; provided that the sum of all amounts payable in connection with all Permitted Acquisitions (including without limitation, all deferred payments, non-compete payments, all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrower, its Subsidiaries and the Real Estate Market Information Assets) shall not exceed Ten Million Dollars ($10,000,000) in the aggregate;

               (e) no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result from, such Permitted Acquisition, and Borrower shall have delivered to Administrative Agent an Officer's Certificate to such effect;

               (f) Administrative Agent, on behalf of Lenders, receives a First Priority Lien (to the extent required under subsections 5.16, 6.8A, and 6.9) on all real and personal property acquired by Borrower or any Subsidiary in such acquisition (it being understood that all Capital Stock of any Subsidiary of Borrower in existence immediately after such acquisition shall be pledged pursuant to the Security Agreement and that each such Subsidiary shall execute a counterpart of the Security Agreement) and Borrower shall deliver an opinion of counsel as to such matters, in form and substance satisfactory to Administrative Agent, substantially in the form of the corresponding opinions of counsel delivered on the Closing Date; and

               (g) Borrower shall have updated each of the Schedules to the Agreement and the other Credit Documents to the extent necessary to reflect changes resulting from the consummation of such Permitted Acquisition, in each case in form and substance satisfactory to Administrative Agent, and Borrower shall have delivered to Administrative Agent an Officer's Certificate to which such updated Schedules shall be attached certifying that such Schedules are true, correct and complete as of the date of such Permitted Acquisition.

          7.8  OTHER CAPITAL EXPENDITURES.

               The Credit Parties shall not make or incur, and shall not permit their respective Subsidiaries to make or incur, Other Capital Expenditures for Borrower and its Subsidiaries in an aggregate amount in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for the Fiscal Year ending as at October 31 or December 31, 2007, as applicable; Eight Hundred Seventy-Five Thousand Dollars ($875,000) for the Fiscal Year ending as at October 31 or December 31, 2008, as applicable; and One Million Dollars


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

($1,000,000) for the Fiscal Year ending as at October 31 or December 31, 2009, as applicable, and for each Fiscal Year thereafter.

          7.9  TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction, agreement or arrangement (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of any Capital Stock or class of equity Securities of any Credit Party or with any Affiliate of any Credit Party (including any members thereof) or of any such holder, on terms that are less favorable to such Credit Party or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between or among the Credit Parties that are expressly permitted under the terms and provisions of this Agreement, (ii) the payment of Management Fees under the Management Agreement to the extent permitted hereunder, and (iii) the Merger Transaction and Related Agreements.

          7.10 SALES AND LEASE-BACKS.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that any Credit Party or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) that any Credit Party or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by any Credit Party or any of its Subsidiaries to any Person in connection with such lease.

          7.11 SALE OR DISCOUNT OF RECEIVABLES.

               The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of their notes or accounts receivable other than in the ordinary course of business.

          7.12 CONDUCT OF BUSINESS.

               From and after the Closing Date, the Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Parties and their Subsidiaries on the Closing Date and similar or related businesses and
(ii) such other lines of business as may be consented to by Requisite Lenders.

          7.13 AMENDMENTS OR WAIVERS OF CERTAIN AGREEMENTS; AMENDMENTS OF DOCUMENTS RELATED TO SUBORDINATED INDEBTEDNESS.

               A. NO AMENDMENT OR WAIVER OF RELATED AGREEMENTS. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, agree to any amendment to, or waive any of their rights under, any of the Related Agreements (other than non-material amendments or waivers which individually or in the aggregate would not be materially adverse to any Credit Party or any of its Subsidiaries, Administrative Agent or any Lender) without in each case obtaining the prior written consent of Administrative Agent to such amendment or waiver.


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

               B. ORGANIZATIONAL DOCUMENTS. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, supplement, waive any rights under, or otherwise modify their respective Organizational Documents (other than amendments or waivers in connection with consummation of the Merger Transaction in accordance with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2) and non-material amendments or waivers which individually or in the aggregate would not be materially adverse to any Credit Party or any of its Subsidiaries, Administrative Agent or any Lender) without in each case obtaining the prior written consent of Administrative Agent to such amendment, supplement or waiver.

               C. AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on any holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any of the Credit Parties, any of their Subsidiaries, Administrative Agent or Lenders.

          7.14 FISCAL YEAR.

               Prior to the consummation of the Merger Transaction, the Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, change their Fiscal Year-end from October 31 without the consent of the Requisite Lenders; provided, however, that on or immediately prior to the Merger Transaction Funding Date, the Credit Parties shall, and shall cause their respective Subsidiaries to, change their Fiscal Year-end to December 31 and, thereafter, the neither the Credit Parties nor WRP shall, and shall not permit any of their respective Subsidiaries to, change their Fiscal Year-end from December 31 without the consent of the Requisite Lenders.

SECTION 8. EVENTS OF DEFAULT

               If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

          8.1  FAILURE TO MAKE PAYMENTS WHEN DUE.

               Failure by Borrower to pay (i) interest on any Loan within two
(2) Business Days after the date due or (ii) any installment of principal of any Loan when due, in either case whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay any amount payable to an Issuing Lender in reimbursement of any drawing under any Letter of Credit; or failure by Borrower or any other Credit Party to pay any fee or any other amount due under this Agreement or any other Credit Document within three (3) Business Days after the date due; or


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

          8.2  DEFAULT IN OTHER AGREEMENTS.

               (i) Failure of any Credit Party or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations or Hedging Obligations in an individual principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or more or with an aggregate principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or more, in each case beyond the end of any grace period provided therefor; or

               (ii) Breach or default by any Credit Party or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness, Contingent Obligations or Hedging Obligations in the individual or aggregate principal amounts referred to in clause (i) above or in respect of or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, Contingent Obligations or Hedging Obligations, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness, Contingent Obligations or Hedging Obligations (or a trustee on behalf of such holder or holders) to cause, that Indebtedness, Contingent Obligations or Hedging Obligations to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

          8.3  BREACH OF CERTAIN COVENANTS.

               Failure of any Credit Party or any of its Subsidiaries to perform or comply with any term or condition contained in subsection 2.5, subsection 6.1(i), subsection 6.2, subsection 6.4B, subsection 6.10, subsection 6.11 or
Section 7 of this Agreement; or

          8.4  BREACH OF WARRANTY.

               Any representation, warranty, certification or other statement made by any Credit Party or any of its Subsidiaries in this Agreement or any other Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries or WRP or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made or deemed made; or

          8.5  OTHER DEFAULTS UNDER CREDIT DOCUMENTS.

               Any Credit Party or any of its Subsidiaries shall default in the performance of or compliance with any term contained in this Agreement or any of the other Credit Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within thirty (30) days or more; or

          8.6  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

               (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

               (ii) an involuntary case shall be commenced against any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction), or over all or a substantial part of any of property of any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction), shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) for all or a substantial part of the property any Credit Party or any of its Subsidiaries or (or WRP after the consummation of the Merger Transaction); or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction), and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

          8.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC..

               (i) Any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) shall make any assignment for the benefit of creditors; or

               (ii) Any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of any Credit Party or any of its Subsidiaries (or WRP after the consummation of the Merger Transaction) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

          8.8  JUDGMENTS AND ATTACHMENTS.

               Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (ii) in the aggregate at any time an amount in excess of Two Thousand Fifty Dollars ($250,000) (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or


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

          8.9  DISSOLUTION.

               Any order, judgment or decree shall be entered against any Credit Party or any of its Subsidiaries decreeing the dissolution or split up of any Credit Party or any of its Subsidiaries, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

          8.10 EMPLOYEE BENEFIT PLANS.

               There shall occur one or more ERISA Events that individually or in the aggregate results in or might reasonably be expected to result in liability of any Credit Party or any of its Subsidiaries or their respective ERISA Affiliates in excess of One Hundred Thousand Dollars ($100,000) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds One Hundred Thousand Dollars ($100,000); or

          8.11 MATERIAL ADVERSE EFFECT.

               Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

          8.12 CHANGE OF CONTROL.

               Any Change of Control shall have occurred; or

          8.13 INVALIDITY OF CREDIT DOCUMENTS; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

               At any time after the execution and delivery thereof, (i) the Subsidiary Guaranty, any Collateral Document or any other Credit Document or any provision of the foregoing, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void; (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in Collateral (except for any Collateral that is not required to be so perfected under the express terms of the Credit Documents) covered by the Collateral Documents (a) having a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (b) having a value of less than Two Hundred Fifty Thousand Dollars ($250,000) but that is otherwise material to any Credit Party's business; or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document or any provision thereof to which it is a party; or

          8.14 CERTAIN CRIMES.

               Any Credit Party or any of their respective directors or senior officers is criminally indicted or convicted of or under (a) a felony or (b) any law that could lead to a forfeiture of any material (as determined by Administrative Agent or Requisite Lenders in their respective reasonable discretion) Collateral; or

               THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, and (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such


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time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations (other than Interest Rate Agreement Obligations) shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower and the other Credit Parties, and the obligation of each Lender to make any Loan shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent or the Issuing Lender to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i).

SECTION 9. ADMINISTRATIVE AGENT

          9.1  APPOINTMENT.

               A. APPOINTMENT OF ADMINISTRATIVE AGENT. Bank of Montreal, Chicago Branch is hereby appointed Administrative Agent hereunder and under the other Credit Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Credit Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders, and none of the Credit Parties and their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any of its Subsidiaries.

               B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Credit Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Credit Documents, and in particular in case of the enforcement of any of the Credit Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Credit Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

               In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative


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     Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent, and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

               Should any instrument in writing from Borrower or any other Credit Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such Credit Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

          9.2  POWERS AND DUTIES; GENERAL IMMUNITY.

               A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Credit Documents, a fiduciary relationship in respect of any Lender, any Credit Party or any of its Subsidiaries; and nothing in this Agreement or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Credit Documents except as expressly set forth herein or therein.

               B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party or any of its Subsidiaries to Administrative Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any of its Subsidiaries or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or Letter of Credit Usage or the component amounts thereof.

               C. EXCULPATORY PROVISIONS. Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by


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     Administrative Agent or such Persons under or in connection with any of the
     Credit Documents except to the extent caused by their own gross negligence or willful misconduct as determined by final judgment of a court of competent jurisdiction. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for any Credit Party or any of its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other
     Lenders as may be required to give such instructions under subsection
     10.6).

               D. ADMINISTRATIVE AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with any Credit Party or any of its Subsidiaries or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any of its Subsidiaries or any of their Affiliates for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

          9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

               Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Credit Parties and their respective Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties and their respective Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of Letters of Credit or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.


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          9.4  RIGHT TO INDEMNITY.

               Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Borrower or any other Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Administrative Agent) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent or any other such Persons in exercising the powers, rights and remedies of Administrative Agent or performing duties of Administrative Agent hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of Administrative Agent resulting from Administrative Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to Administrative Agent or any other such Person for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

          9.5  SUCCESSOR ADMINISTRATIVE AGENT.

               Administrative Agent may resign at any time by giving thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days' notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          9.6  LEAGUE TABLE AGENTS.

               To the extent any other Lender or any Affiliates thereof is identified in this Agreement as a documentation agent (or co-documentation agent), syndication agent (or co-syndication agent), lead arranger (or co-lead arranger) or other league table agent, such Lender or its Affiliate shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such (if such agent is a Lender). Without limiting the foregoing, none of such Lenders and their Affiliates shall have or be deemed to have a fiduciary relationship with Borrower or any other Credit Party or any of their respective Subsidiaries or any other Lender by virtue of such designation. Each of Borrower, all other Credit Parties and their Subsidiaries, Administrative Agent and Lenders acknowledges that it has not relied, and will not rely, on the Lender or its Affiliate so designated in deciding to enter into this Agreement or in taking or omitting any action hereunder.

          9.7  COLLATERAL DOCUMENTS AND GUARANTIES.

               A. COLLATERAL DOCUMENTS. Each Lender hereby authorizes Administrative Agent to enter into each Collateral Document as secured party, and to accept the Subsidiary Guaranty, in each case on behalf of and for the benefit of Lenders and agrees to be bound by the terms of each


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     Collateral Document and the Subsidiary Guaranty; provided that
     Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Subsidiary Guaranty without the prior consent of Requisite Lenders, subject to subsection 10.6; provided further, however, that anything in this Agreement or the other Credit Documents to the contrary notwithstanding:

               (i) Administrative Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents that may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Collateral Documents;

               (ii) The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral (a) upon termination of the Commitments and payment in full of the Loans and all other Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or under the Collateral Documents; (c) constituting property in which any Credit Party or any of its Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter; (d) constituting property leased to any Credit Party or any of its Subsidiaries under a lease that has expired or been terminated in a transaction permitted under this Agreement or is about to expire and that has not been, and is not intended by any Credit Party or any of its Subsidiaries to be, renewed or extended; (e) consisting of an instrument evidencing Indebtedness if the Indebtedness evidenced thereby has been paid in full; or (f) if otherwise approved, authorized or ratified in writing by Requisite Lenders, subject to subsection 10.6. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent's authority to release particular types or items of Collateral pursuant to this subsection 9.7; and

               (iii) Without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of any Credit Party or any of its Subsidiaries) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented, subject to subsection 10.6 or (b) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2A(i) (solely with respect to clauses (v) and (vii) of the definition of Permitted Encumbrances), and subsection 7.2A(iii).

               B. LENDER ACTION. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party and its Subsidiaries, Administrative Agent and each Lender agrees that (1) no Lender shall have any right individually to realize upon any of the Collateral under the Collateral Documents (including, without limitation, through the exercise of a right of set-off against call deposits of such Lender in which any funds on deposit in the Collateral Documents may from time to time be invested) or enforce any remedy or make any demand pursuant to the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Subsidiary Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the


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     purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

          9.8  ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

               In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party or any of its Subsidiaries, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders, Administrative Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents under subsections 2.3 and 10.2) allowed in such judicial proceeding; and

          (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and it agents and counsel, and any other amounts due Administrative Agent and other agents under subsections 2.3 and 10.2.

               Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10. MISCELLANEOUS

          10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

               A. GENERAL.

          (i) This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Except as otherwise set forth in subsection 10.1A(ii) below, neither Borrower's rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein


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     may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (ii) Notwithstanding anything to the contrary herein, Borrower's rights and obligations hereunder and its interest herein may be assigned or delegated by Borrower by operation of law to the surviving Merger Subsidiary pursuant to the Merger Transaction Documents, without the prior written consent of the Lenders, provided that (i) the Merger Transaction shall comply with the terms and conditions hereof (including the satisfaction of the conditions set forth in subsection 4.2), and (ii) such surviving Merger Subsidiary and each Credit Party shall have entered into reaffirmation documentation (including, without limitation, the Pledge Agreement), in form and substance acceptable to the Administrative Agent, pursuant to which the surviving Merger Subsidiary and each Credit Party restates, ratifies and reaffirms each and every term and condition set forth in this Credit Agreement and the Credit Documents, effective as of the Merger Funding Date.

               B. ASSIGNMENTS.

          (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Delayed Draw Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than One Million Dollars ($1,000,000), in the case of any assignment of a Revolving Loan, or One Million Dollars ($1,000,000), in the case of any assignment of a Delayed Draw Term Loan, unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), (d) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent shall have consented thereto (which consent shall not be unreasonably withheld or delayed), and
     (e) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender or a commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia and, if no Event of Default or Potential Event of Default has occurred and is continuing, Borrower shall have consented thereto (which consent shall not be unreasonably withheld or delayed). Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a


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     party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes (if any) to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of EXHIBIT III or EXHIBIT IV annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Delayed Draw Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

          (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

               C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Borrower (or any other Credit Party) or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Credit Party or any of its Affiliates) in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the other Credit Parties, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of


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     interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Borrower agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with subsection 2.7B(iii) as though it were a Lender.

               D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

               E. INFORMATION. Each Lender may furnish any information concerning any Credit Party or any of its Subsidiaries in the possession of that Lender from time to time to eligible assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

               F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of loans such as the Loans; and (iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the agreements of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

          10.2 EXPENSES.

               Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (i) all reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for any Credit Party and its Subsidiaries (including any opinions requested by Administrative Agent or Lenders as to any legal matters arising hereunder) and of the Credit Parties' performance of and compliance with all agreements and conditions on their part to be performed or complied with under this Agreement and the other Credit Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications


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thereto and any other documents or matters requested by Borrower; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may reasonably request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all reasonable costs and expenses, including reasonable attorneys' fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Credit Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including reasonable attorneys' fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Credit Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

          10.3 INDEMNITY.

               In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Administrative Agent and Lenders (including any Issuing Lender), and the officers, directors, employees, representatives, agents and Affiliates of Administrative Agent and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction; provided further, however, that any such amounts shall be without duplication of amounts to which an Indemnitee is entitled under any other section of this Agreement.

               As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof, or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful,


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of any or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Subsidiary Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto, or
(iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any of its Subsidiaries.

               To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

               NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          10.4 SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

               In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender is hereby authorized by the Credit Parties at any time or from time to time, without notice to the Credit Parties or to any other Person, any such notice being hereby expressly waived, to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Borrower and each other Credit Party against and on account of the Obligations of Borrower or any other Credit Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Credit Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Credit Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Borrower and each other Credit Party hereby further grant to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

          10.5 RATABLE SHARING.

               Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts


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payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Credit Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower, any other Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower and each other Credit Party expressly consent to the foregoing arrangement and agree that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

          10.6 AMENDMENTS AND WAIVERS.

               No amendment, modification, termination or waiver of any provision of this Agreement or of any other Credit Document, and no consent to any departure by Borrower or any other Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the written consent of: (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders)
(1) reduce the principal amount of any Loan, (2) postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan,
(3) postpone the date or reduce the amount of any scheduled reduction of the Revolving Loan Commitments, (4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), (6) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Final Maturity Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; (b) each Lender, (1) change in any manner the definition of "Pro Rata Share" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under, or subordinate the rights of Administrative Agent and the Lenders under, the Subsidiary Guaranty, in each case other than in accordance with the terms of the Credit Documents (it being acknowledged that Administrative Agent shall be permitted to release any Liens in respect of any sale or other disposition of Collateral permitted under the terms of this Agreement), or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6. In addition, (i) any amendment, modification, termination or waiver of any of the


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material provisions contained in Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) no amendment, modification, termination or waiver of any provision of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (v) no Commitment or Pro Rata Share of a Lender shall be increased without the consent of such Lender. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower or any other Credit Party in any case shall entitle Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower and each other Credit Party.

          10.7 INDEPENDENCE OF COVENANTS.

               All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

          10.8 NOTICES; EFFECTIVENESS OF SIGNATURES.

               Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by facsimile or sent by United States mail or sent by courier service and shall be deemed to have been given when received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

               Credit Documents, consents, waivers and notices under the Credit Documents may be transmitted and/or signed by facsimile or by email in .pdf format. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Credit Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile or permitted email document or signature.


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          10.9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

               A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of Letters of Credit hereunder.

               B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

          10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

               No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          10.11 MARSHALLING; PAYMENTS SET ASIDE.

               Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower, any other Credit Party or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower or any other Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

          10.12 SEVERABILITY.

               In case any provision in or obligation under this Agreement, the Notes or any other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS; DAMAGE WAIVER.

               The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Borrower or any other Credit Party, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights


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arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

               To the extent permitted by law, Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Credit Document, any transaction contemplated by the Credit Documents, any Loan or the use of proceeds thereof.

          10.14 RELEASE OF SECURITY INTEREST OR GUARANTY.

               Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of any Credit Party) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Credit Party desires to obtain a security interest release or a release of the Guaranty from Administrative Agent, such Credit Party shall deliver an Officer's Certificate of such Credit Party (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Administrative Agent shall, at such Credit Party's expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and to the extent required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Credit Party.

          10.15 APPLICABLE LAW.

               THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER OR ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

          10.16 CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP.

               Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other agent has any fiduciary relationship with or duty to Borrower or any other Credit Party arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the other agents and Lenders, on one hand, and Borrower or any other Credit Party, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.


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          10.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

               ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER OR ANY OTHER CREDIT PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWER AND ANY OTHER CREDIT PARTY, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY

               (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

               (II) WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;

               (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

               (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWER AND ANY OTHER CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

               (V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWER AND ANY OTHER CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION; AND

               (VI) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER FEDERAL LAW AND NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

          10.18 WAIVER OF JURY TRIAL.

               EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and


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represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives, to the fullest extent permitted by applicable law, its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

          10.19 CONFIDENTIALITY.

               Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Borrower in accordance with such Lender's customary procedures for handling confidential information of this nature, it being understood and agreed by Borrower and each other Credit Party that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Borrower or any other Credit Party, (g) with the consent of Borrower, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower or any other Credit Party or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Borrower, any other Credit Party or any of their respective Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders. Notwithstanding anything to the contrary set forth herein or in any other Credit Document or any other express or implied agreement, arrangement or understanding, if any, the obligations of confidentiality contained herein and therein shall not apply to the tax structure or tax treatment of the transactions contemplated herein and under the Related Agreements, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of such transactions except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. The preceding sentence is intended to cause such transactions not to be treated as having been offered under


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conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of such transactions or any tax matter or tax idea related to such transactions.

          10.20 COUNTERPARTS; EFFECTIVENESS.

               This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          10.21 USA PATRIOT ACT NOTICE.

               Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower, the other Credit Parties and their Subsidiaries that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, the other Credit Parties and their Subsidiaries, which information includes the names and addresses of Borrower, the other Credit Parties and their Subsidiaries and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower, the other Credit Parties and their Subsidiaries in accordance with the PATRIOT Act.

                                    * * * * *

           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; THE NEXT THREE
                         PAGES ARE THE SIGNATURE PAGES]


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               IN WITNESS WHEREOF, the parties hereto have caused this Credit
Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                        BORROWER:

                                        REIS, INC.


                                        By:
                                            ------------------------------------
                                            Jonathan Garfield,
                                            Executive Vice President

                                        Notice Address:

                                             Reis, Inc.
                                             530 Fifth Avenue, 5th Floor
                                             New York, New York 10036
                                             Attn.: Lloyd Lynford,
                                                    Chief Executive Officer
                                             Telephone: 212.921.1122
                                             Facsimile: 212.921.2533
                                             E-mail: l.lynford@reis.com


                                        with a copy to:

                                             Bryan Cave LLP
                                             1290 Avenue of the Americas
                                             New York, NY 10104
                                             Attn.: Renee E. Frost, Esq.
                                             Telephone: 212.541.2294
                                             Facsimile: 212.541.1394
                                             E-mail: refrost@bryancave.com

                                        ADMINISTRATIVE AGENT:

                                        BANK OF MONTREAL, CHICAGO BRANCH
                                        as Administrative Agent


                                        By:
                                            ------------------------------------
                                        Title: Juliet Barnes, Director

                                        Notice Address:

                                             3 Times Square
                                             New York, New York 10036
                                             Attn.: Juliet Barnes
                                             Telephone: 212.702.1840
                                             Facsimile: 212.702.1825
                                             E-mail: juliet.barnes@bmo.com


                                        LENDERS:

                                        BANK OF MONTREAL, CHICAGO BRANCH
                                        as Lender


                                        By:
                                            ------------------------------------
                                        Title: Juliet Barnes, Director

                                        Notice Address:

                                             3 Times Square
                                             New York, New York 10036
                                             Attn.: Juliet Barnes
                                             Telephone: 212.702.1840
                                             Facsimile: 212.702.1825
                                             E-mail: juliet.barnes@bmo.com


                                        BMO CAPITAL MARKETS FINANCING, INC.,
                                        as Lender


                                        By:
                                            ------------------------------------
                                        Title: Juliet Barnes, Director

                                        Notice Address:

                                             3 Times Square
                                             New York, New York 10036
                                             Attn.: Juliet Barnes
                                             Telephone: 212.702.1840
                                             Facsimile: 212.702.1825
                                             E-mail: juliet.barnes@bmo.com


                                      S-2